ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                               ONE ALLSTATE DRIVE
                          FARMINGVILLE, NEW YORK 11738

                                CUSTOMER SERVICE
                                 P.O. BOX 94038
                             PALATINE, IL 60094-4038
                                 1-800-256-9392

                      INDIVIDUAL DEFERRED ANNUITY CONTRACTS

                                 DISTRIBUTED BY

                            DEAN WITTER REYNOLDS INC.
                             TWO WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048

This Prospectus describes the individual Single Premium Deferred Annuity Contract ("Contract") offered by Allstate Life Insurance Company of New York ("Company"), an indirect wholly owned subsidiary of Allstate Insurance Company. Dean Witter Reynolds Inc. ("Dean Witter"), a wholly owned subsidiary of Morgan Stanley Dean Witter & Co., is the principal underwriter and distributor of the Contract.

The Contract is designed to aid you in your choice of short-term, mid-term or long-term financial planning and can be used for retirement planning regardless of whether the plan qualifies for special federal income tax treatment. A minimum Purchase Payment of $4,000 must be presented at the time of application for a Contract ($1,000 for a Qualified Contract). Presently, the Company will accept a Purchase Payment of $1,000 for all Contracts, but reserves the right to increase this amount to no more than $4,000.

Partial withdrawals and Surrenders under the Contract may be subject to a Market Value Adjustment. Therefore, the Owner bears some investment risk under the Contract.

The Securities and Exchange Commission has not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please read this prospectus carefully and retain it for future reference.

The Contracts are available only in New York.

At least once each Contract Year, the Company will send the Owner an annual statement that contains certain information pertinent to the individual Owner's Contract. The annual statement details values and specific Contract data for each Contract. The annual statement does not contain financial statements of the Company, although the Company's financial statements are on page F-1 of this prospectus.

Our Company files annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, DC. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).

This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. No dealer, salesman, or other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon.

                   THE DATE OF THIS PROSPECTUS IS MAY 1, 1998

                                TABLE OF CONTENTS

                                                                            PAGE


GLOSSARY ..................................................................   3
INTRODUCTION...............................................................   5
THE CONTRACT...............................................................   6
Purchase of the Contract...................................................   6
THE ACCUMULATION PHASE ....................................................   6
The Accumulation Phase Defined ............................................   6
Initial and Subsequent Guarantee Periods ..................................   6
Interest Credited .........................................................   6
Example of Interest Crediting During
     the Guarantee Period .................................................   7
Partial Withdrawals and Surrenders ........................................   7
Withdrawal Charge .........................................................   8
Market Value Adjustment ...................................................   8
Withdrawals at the End of a Guarantee Period ..............................   8
Taxes .....................................................................   8
Payment Upon Partial Withdrawal or Surrender ..............................   8
Death Benefits ............................................................   9
THE PAYOUT PHASE ..........................................................   9
Income Plans ..............................................................   9
Payout Terms ..............................................................  10
AMENDMENT OF THE CONTRACT .................................................  10
DISTRIBUTION OF THE CONTRACT ..............................................  10
CUSTOMER INQUIRIES ........................................................  11
FEDERAL TAX MATTERS .......................................................  11
Introduction ..............................................................  11
Taxation of the Company ...................................................  11
Taxation of Annuities in General ..........................................  11
Qualified Plans ...........................................................  12
Types of Qualified Plans ..................................................  12
Tax Sheltered Annuities ...................................................  13
Corporate and Self-Employed Pension and
     Profit Sharing Plans .................................................  13
State and Local Government and Tax-Exempt
     Organization Deferred Compensation Plans .............................  13
Income Tax Withholding ....................................................  13
THE COMPANY ...............................................................  14
Business ..................................................................  14
Investments by the Company ................................................  14
SELECTED FINANCIAL DATA ...................................................  15
MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS ................................................  15
COMPETITION ...............................................................  22
EMPLOYEES .................................................................  22
PROPERTIES ................................................................  22
STATE AND FEDERAL REGULATION ..............................................  22
EXECUTIVE OFFICERS AND DIRECTORS ..........................................  23
EXECUTIVE COMPENSATION ....................................................  26
LEGAL PROCEEDINGS .........................................................  26
EXPERTS ...................................................................  26
LEGAL MATTERS .............................................................  26
   FINANCIAL STATEMENTS ...................................................  F-1
APPENDIX A ................................................................  A-1

                                    GLOSSARY

Account Value--The Account Value is the Purchase Payment accumulated with credited interest. Any withdrawals will affect the Account Value.

Accumulation Phase--The Accumulation Phase is the first of two phases in the life of the Contract. The Accumulation Phase begins on the Issue Date. The Accumulation Phase will continue until the Payout Start Date unless the Contract is terminated before that date.

Age--Age on last birthday.

Annuitant--The person designated in the Contract, whose life determines the duration of Income Payments involving life contingencies. Includes any Joint Annuitant.

Beneficiary--The person(s) designated in the Contract who, during the Accumulation Phase, after the death of all Owners, may elect to receive the Death Benefit or continue the Contract as described in the "Death Benefits" section. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed Income Payments scheduled to continue.

Company--The issuer of the Contract, Allstate Life Insurance Company of New York, which is an indirect wholly owned subsidiary of Allstate Insurance Company ("Allstate"). Allstate is a wholly owned subsidiary of The Allstate Corporation.

Contract--The Allstate Life Insurance Company of New York single premium deferred annuity contract, known as the "Custom Annuity", that is described in this Prospectus.

Date of Death--The date that an Owner and/or last surviving Annuitant dies.

Death Benefit--The Death Benefit is the greater of: (1) the Account Value or (2) the Settlement Value.

Due Proof of Death--one of the following:

     (a)  A certified copy of a death certificate.

     (b) A certified copy of a decree of a court of competent jurisdiction as to the finding of death.

     (c)  Any other proof satisfactory to the Company.

Guarantee Period--The period for which a particular declared effective annual interest rate is guaranteed.

Income Payments--A series of periodic payments made by the Company to the Owner during the Payout Phase of the Contract.

Issue Date--The date the Contract becomes effective.

Joint Annuitant--The person, along with the Annuitant, whose life determines the duration of Income Payments under a joint and last survivor annuity.

Market Value Adjustment--The Market Value Adjustment is the adjustment made to the money distributed prior to the end of a Guarantee Period to reflect the impact of changes in interest rates between the time money was allocated to the Guarantee Period and the time of distribution.

Non-Qualified Contracts--Contracts that do not qualify for special federal tax treatment.

Owner--The person(s) designated as the Owner(s) in the Contract. The Owner will receive the Death Benefit upon the death of the last surviving Annuitant, who is not also an Owner.

Payout Phase--The Payout Phase is the second of the two phases in the life of the Contract. It begins on the Payout Start Date.

Payout Start Date--The date Income Payments are to begin under the Contract.

Preferred Withdrawal Amount--A portion of the Account Value which may be annually withdrawn without incurring a Withdrawal Charge or a Market Value Adjustment.

Purchase Payment--The premium paid by the Owner to the Company.

Qualified Contracts--Contracts issued under plans that qualify for special federal tax treatment.

Settlement Value--The Settlement Value is the Account Value adjusted by any applicable Market Value Adjustment less any applicable Withdrawal Charges and premium tax.

Surrender--Termination of the Contract.

Systematic Withdrawals--Periodic partial withdrawals of $100 or more may be deposited in the Owner's bank account or Dean Witter Active Assets(TM) Account. Systematic Withdrawals are available monthly, quarterly, semi-annually and annually.

Withdrawal Charge--The charge that will be assessed by the Company on full or partial withdrawals in excess of the Preferred Withdrawal Amount.


INTRODUCTION

1.   What is the purpose of the Contract?


The Contract described in this Prospectus provides a cash withdrawal benefit and a Death Benefit during the Accumulation Phase and periodic Income Payments beginning on the Payout Start Date during the Payout Phase. (See "Partial Withdrawals and Surrenders," pg. 7 "Death Benefits," pg. 9 and "The Payout Phase," pg. 9)

The cash withdrawal benefit may be subject to a Market Value Adjustment. As such, the Owner bears some investment risk under the Contract. (See, "Market Value Adjustment," pg. 8.)


2.   How do I purchase a Contract?

You may purchase the Contract from Dean Witter, the Company's sales representative. The Purchase Payment must be at least $4,000 ($1,000 for a Qualified Contract). Presently, the Company will accept a Purchase Payment of $1,000 for all Contracts, but reserves the right to increase this amount to no more than $4,000.


At the time of purchase, you will select a Guarantee Period in which to allocate your Purchase Payment. Guarantee Periods, which are offered at the discretion of the Company, may range from one to ten years. (See, "Purchase of the Contract," pg. 6.)


3.   What is a Guarantee Period and what happens at the end of it?

Interest is credited at an effective annual rate declared by the Company for the Guarantee Period.


You will have two options at the end of a Guarantee Period: you may either withdraw your entire Account Value free of a Withdrawal Charge and a Market Value Adjustment or you may select a renewal Guarantee Period. If you do not choose either option within 10 calendar days after the end of a Guarantee Period, the Company will establish a one-year renewal Guarantee Period for you. At the end of any future Guarantee Period you may withdraw your Account Value or select a renewal Guarantee Period. (See, "Initial and Subsequent Guarantee Periods," pg. 6.)


4.   Is there a free-look provision?

The Owner may cancel the Contract anytime within 10 days after the receipt of the Contract and receive a full refund of the Purchase Payment.

5. Does the Contract have charges or deductions?

There are no front-end charges under the Contract. A Withdrawal Charge will be applied to a partial withdrawal or Surrender during the initial Guarantee Period. Withdrawal Charges will be the lesser of:

          (a) one-half the interest crediting rate for the Guarantee Period multiplied by the amount withdrawn in excess of the Preferred Withdrawal Amount; or
          (b)  interest earned on the amount withdrawn.

The Withdrawal Charge will not exceed 10%, reduced by 1% for every year the Contract is in force, multiplied by the sum of: (1) the amount withdrawn; and
(2) the Market Value Adjustment.

No Withdrawal Charge will be applied to a withdrawal following the end of the initial Guarantee Period.


If money is withdrawn from the Contract prior to the end of an initial or a renewal Guarantee Period, a Market Value Adjustment will be applied to the money distributed in excess of the Preferred Withdrawal Amount. The Market Value Adjustment may be positive 0or negative. (See "Withdrawal Charge," pg. 8, and "Market Value Adjustment," pg. 8.)


Money may be withdrawn from a Contract during the 10 calendar days after the end of a Guarantee Period without being subject to a Market Value Adjustment. If a surrender request is received by the Company at its home office within 10 calendar days after the end of a Guarantee Period, the Account Value as of the end of that Guarantee Period will be paid.

6.   Can I get my money if I need it?


All or part of the Account Value can be withdrawn before the earliest of the Payout Start Date, the death of the Owner, or the death of the Annuitant. Withdrawal Charges, taxes, and a Market Value Adjustment may be applied to the partial withdrawal or Surrender. (See, "Partial Withdrawals and Surrenders," pg. 7, and "Taxation of Annuities in General," pg. 11.) Withdrawal restrictions may apply to Qualified Contracts as well as Non-Qualified Contracts. (See, "Qualified Plans," pg. 12.)

THE COMPANY  GUARANTEES THAT IF YOU SURRENDER THE CONTRACT,  YOU WILL RECEIVE AN
AMOUNT  AT  LEAST  EQUAL  TO  THE  PURCHASE   PAYMENT  LESS  ANY  PRIOR  PARTIAL
WITHDRAWALS.

7. Does the Contract have a guaranteed Death Benefit?


Prior to the Payout Start Date, the Contract offers a Death Benefit upon the death of any Owner or last surviving Annuitant, whichever occurs first. The Death Benefit is the greater of the Account Value or the Settlement Value as of the receipt of a complete request for payment of the Death Benefit. (See, "Death Benefits," pg. 9.)


Death Benefits after the Payout Start Date depend on the income plan chosen.

8. What happens in the Payout Phase of the Contract?


During this phase, the Account Value less premium tax and any other applicable tax is applied to the income plan you choose and monies are paid to you on a scheduled basis as provided in that plan. The Payout Phase begins on the Payout Start Date. It continues until the Company makes the last payment as provided by the income plan chosen. (See, "The Payout Phase," pg. 9.)

THE CONTRACT

Purchase of the Contract

The Contract may be purchased through sales representatives of Dean Witter, the principal underwriter of the Contract. The Company will apply the Purchase Payment to the Contract within seven days of the receipt of the Purchase Payment and required issuing information.

The Purchase Payment must be at least $4,000 ($1,000 for a Qualified Contract). Presently, the Company will accept a Purchase Payment of $1,000 for all Contracts, but reserves the right to increase this amount to no more than $4,000. Additional Purchase Payments to an existing Contract are not allowed. The Company reserves the right to limit the amount of purchase payments it will accept.

The Contract described in this Prospectus is made up of two phases -- the Accumulation Phase and the Payout Phase.

THE ACCUMULATION PHASE

The Accumulation Phase Defined

The Accumulation Phase begins on the Issue Date stated on the Annuity Data Page and continues until the Payout Start Date. During this phase, cash withdrawal benefits and a Death Benefit are available. No deductions are made by the Company from the Purchase Payment. Therefore, the full amount of the Purchase Payment is invested and accumulates interest beginning on the Issue Date. At least once every year, the Company will send the Owner a statement containing Account Value information.

Initial and Subsequent Guarantee Periods

The Owner will be required to designate a Guarantee Period, from the Guarantee Periods which are offered at the Company's discretion, in which to allocate the Purchase Payment. Guarantee Periods may range from one to ten years.

A notice will be mailed 35 calendar days prior to the end of a Guarantee Period reminding you of the event. If the Company has not had any instructions from the Owner within 10 calendar days after the end of the Guarantee Period, a one-year renewal Guarantee Period will be established.

Interest Credited

Interest will be credited daily based on the effective annual interest rate declared by the Company at that time for that particular Guarantee Period. "Effective annual rate" means the yield earned when interest credited at the underlying daily rate has compounded for a full year. Effective annual interest rates will be declared periodically for each initial and renewal Guarantee Period then being offered. The declared rates will be greater than or equal to the minimum guaranteed interest rate under the Contract. The "minimum guaranteed interest rate under the Contract" is a rate of interest specified in the Contract that is guaranteed for the life of the Contract.

The Company has no specific formula for determining the rate of interest that it will declare initially or in the future. Such interest rates will be reflective of investment returns available at the time of the determination. In addition, the management of the Company may also consider various other factors in determining interest rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends and competitive factors.

THE MANAGEMENT OF THE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO THE INTEREST RATES TO BE DECLARED. THE COMPANY CAN NEITHER PREDICT NOR GUARANTEE FUTURE INTEREST RATES.

The following illustration is an example of how interest will be credited to the funds during your Guarantee Period.

NOTE: The following illustration assumes no withdrawals of any amount during the entire five year period. A Market Value Adjustment and Withdrawal Charge would apply to any such interim withdrawal in excess of the Preferred Withdrawal Amount. The hypothetical interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than those shown.

            Example of Interest Crediting During The Guarantee Period
Purchase Payment:..................................................................      $10,000.00
Guarantee Period:..................................................................         5 years
Effective Annual Rate:.............................................................           4.50%

                                                      END OF CONTRACT YEAR:
                                         YEAR 1         YEAR 2        YEAR 3         YEAR 4        YEAR 5
                                         ------         ------        ------         ------        ------

Beginning Account Value                $10,000.00
    x (1 + Effective Annual Rate)           1.045
                                       ----------
                                       $10,450.00
                                       ----------

Account Value at end of Contract                       $10,450.00
    year 1 x (1 + Effective Annual Rate)                    1.045
                                                       ----------
                                                       $10,920.25
                                                       ----------

Account Value at end of Contract                                     $10,920.25
    year 2 x (1 + Effective Annual Rate)                                  1.045
                                                                     ----------
                                                                     $11,411.66
                                                                     ----------

Account Value at end of Contract                                                    $11,411.60
    year 3 x (1 + Effective Annual Rate)                                                 1.045
                                                                                    ----------
                                                                                    $11,925.19
                                                                                    ----------

Account Value at end of Contract                                                                  $11,925.19
    year 4 x (1 + Effective Annual Rate)                                                               1.045
                                                                                                  ----------
                                                                                                  $12,461.82
                                                                                                  ----------

Total Interest Credited in Guarantee Period:       $2,461.82 ($12,461.82 - $10,000.00)

Partial Withdrawals and Surrenders

You have the right to make a partial withdrawal or Surrender at any time during the Accumulation Phase. A Preferred Withdrawal Amount free of Withdrawal Charges and Market Value Adjustments will be available in each year. The Preferred
Withdrawal Amount is 10% of the amount of the Purchase Payment or funds allocated to a Guarantee Period. Any Preferred Withdrawal Amount not withdrawn in a Contract year may not be carried over to increase the Preferred Withdrawal Amount in a subsequent Contract year. Amounts withdrawn from the Account Value in excess of the Preferred Withdrawal Amount will be adjusted by any applicable Withdrawal Charge, Market Value Adjustment, and taxes.

The minimum partial withdrawal is $100.00. If a partial withdrawal reduces the Account Value of the Contract to less than $1,000, the Company will treat the request as a withdrawal of the entire Account Value and the Contract will terminate.

Partial  withdrawals  may  also  be  taken   automatically   through  Systematic
Withdrawals. The Systematic Withdrawal program is not available for Qualified Contracts issued pursuant to a Dean Witter Custodial Account.


Withdrawals and surrenders may be subject to income tax and a 10% tax penalty. The tax and penalty are explained in "Federal Tax Matters" on page 11. Subject to state approval, both the Withdrawal Charge and Market Value Adjustment will be waived on withdrawals taken to satisfy IRS required distribution rules for this Contract.


Withdrawal Charge

A Withdrawal Charge will be applied to a Surrender or partial withdrawal in excess of the Preferred Withdrawal Amount made prior to the end of the initial Guarantee Period and will be deducted from the amount distributed.

Withdrawal Charges will be the lesser of:

     a.   one-half  the  interest   crediting  rate  for  the  Guarantee  Period
          multiplied by the amount withdrawn in excess of the Preferred Withdrawal Amount; or

     b.   interest earned on the amount withdrawn.

The Withdrawal Charge will not exceed 10%, reduced by 1% for every year the Contract is in force, multiplied by the sum of: (1) the amount withdrawn; and
(2) the Market Value Adjustment.

No Withdrawal Charge will be applied to a withdrawal following the end of the initial Guarantee Period.

Market Value Adjustment

The amount payable on a partial withdrawal or full surrender made prior to the end of any Guarantee Period may be adjusted up or down, or not at all, by the application of the Market Value Adjustment. The Market Value Adjustment factor is applied to the amount withdrawn in excess of the Preferred Withdrawal Amount. The Market Value Adjustment will reflect the relationship between the current effective annual interest rate for the duration remaining in the Guarantee Period at the time of the request for withdrawal or surrender, and the effective annual interest rate guaranteed for that Guarantee Period.

Generally, if the effective annual interest rate for the Guarantee Period is lower than the applicable current effective annual interest rate (interest rate for a duration equal to the time remaining in the Guarantee Period), then the Market Value Adjustment will result in a lower payment upon surrender. Similarly, if the effective annual interest rate for the Guarantee Period is higher than the applicable current effective annual interest rate, then the Market Value Adjustment will result in a higher payment upon surrender.

For example, the Owner purchases a Contract and selects a Guarantee Period of five years, and the Company's effective annual rate for that duration is 4.50%. Assume that at the end of 3 years, the Owner makes a partial withdrawal. If the current interest rate for a 2-year Guarantee Period is 4.80%, then the Market Value Adjustment will be negative, resulting in a decrease in the amount payable to the Owner upon the partial withdrawal. If the current interest rate for a 2-year Guarantee Period is 4.20%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to the Owner upon the partial withdrawal.

Since current interest rates are based, in part, upon investment yields available at the time, the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is theoretically possible, therefore, that, should such yields increase significantly from the time the Purchase Payment was made, coupled with the application of the Withdrawal Charge, the amount received by the Owner upon full surrender of the Contract would be less than the Purchase Payment plus interest at the minimum guaranteed interest rate under the Contract. HOWEVER, THE COMPANY GUARANTEES THAT THE AMOUNT RECEIVED UPON SURRENDER WILL BE AT LEAST EQUAL TO THE PURCHASE PAYMENT LESS ANY PRIOR PARTIAL WITHDRAWALS. The renewal of any individual Sub-Account(s) within the entire Contract does not in any way change the return of Purchase Payment guarantee provided by this Contract. Upon Sub-Account renewal the return of Purchase Payment guarantee will not be adjusted to include any accrual interest, but will continue to apply to the Purchase Payment.

The formula for calculating the Market Value Adjustment is set forth in Appendix A to this Prospectus, which also contains additional illustrations of the application of the Market Value Adjustment.

Withdrawals at the End of a Guarantee Period

During the first 10 days of a renewal Guarantee Period, any amount withdrawn will not incur a Market Value Adjustment, nor will it reflect any interest earned during this 10-day period.

Taxes

A premium tax deduction will be made, if provided under applicable law, on full surrender, or upon annuitization of the Contract. Any other applicable taxes will be deducted as well. Currently, no deductions are made because New York does not charge premium taxes on annuities.

Payment Upon Partial Withdrawal or Surrender

The Company may defer payment of any partial withdrawal or Surrender for a period not exceeding six months from the date of the receipt of the request.

Death Benefits

If any Owner or last surviving Annuitant dies prior to the Payout Start Date, a Death Benefit may be paid.

If an Owner dies (first Owner's death) prior to the Payout Start Date, the new Owner (any surviving Joint Owner(s), or if none, the Beneficiary) may elect, within 180 days of the Date of Death, to receive the Death Benefit in a lump sum or to apply the Death Benefit to an income plan. Payments from the income plan must begin within one year of the Date of Death and must be over the life of the new Owner, or a period not to exceed the life expectancy of the new Owner. The Company is currently waiving the 180 day limit. The Company reserves the right to enforce the limitation in the future.

If no election is made within 180 days of the Date of Death, the new Owner may elect to receive the Settlement Value payable in a lump sum within five years of the Date of Death. The Company is currently waiving the 180 day limit. The
Company reserves the right to enforce the limitation in the future. Any remaining Settlement Value will be distributed at the end of the five-year period. An Annuitant is necessary to continue the Contract between the date of the Owner's death and the final distribution. If there is no Annuitant at that time, the new Annuitant will be the youngest new Owner.

If the new Owner is the surviving spouse of the deceased Owner, then the spouse may continue the Contract in the Accumulation Phase as if the death had not occurred. If there is no Annuitant at that time, the new Annuitant will be the surviving spouse. The surviving spouse may also select one of the options listed above.

If the new Owner is a non-natural person (other than a grantor trust), then the Owner must receive a lump sum payment, and the options listed above are not available. If the Company receives Due Proof of Death within 180 days of the date of death, a Death Benefit will be paid. Otherwise, a Settlement Value will be paid. The Company is currently waiving the 180 day limit. The Company reserves the right to enforce the limitation in the future.

If the last surviving Annuitant, not also an Owner, dies prior to the Payout Start Date, then in most cases and subject to state approval, the Owner has the following three options:

     - continue the Contract as if the death had not occurred. The new Annuitant will be the youngest Owner unless the Owner names a different Annuitant; or

     - receive the Death Benefit in a lump sum. The Death Benefit is equal to the greater of the Account Value or the Cash Surrender Value; or

     -    apply the Death Benefit to an Income Plan.

This section is intended to comply with Internal Revenue Code Section 72(s), pertaining to required distributions upon death.

THE PAYOUT PHASE

The Payout Phase is the second of the two phases in the Contract. The Payout Phase begins on the Payout Start Date and continues until the Company makes the last payment as provided by the income plan.

Unless the Owner notifies the Company in writing, the Payout Start Date will be the later of the Annuitant's 85th birthday or the 10th anniversary date of the Contract; but not to exceed age 90.

The Owner may change the Payout Start Date at any time by notifying the Company in writing of the change at least 30 days before the current Payout Start Date. The Payout Start Date must be no later than the oldest Annuitant's 85th birthday or the 10th anniversary date of the Contract, if later; but not to exceed age
90. The Owner of a Qualified Contract may be limited by the plan under which the Contract is issued with regard to a Payout Start Date after age 70 1/2.

Income Plans

The Owner may elect an income plan which distributes Income Payments on a scheduled basis. Up to 30 days before the Payout Start Date, the Owner may change the income plan or request any other form of income plan agreeable to both the Company and the Owner. If the Company does not receive a written choice from the Owner, the income plan will be life income with 120 monthly payments guaranteed. If an income plan is chosen which depends on the Annuitant or Joint Annuitant's life, proof of age will be required before Income Payments begin. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed Income Payments scheduled to continue under the income plan in effect.

The Account Value on the Payout Start Date, less any applicable tax, will be applied to the income plan selected by the Owner. The income plans include:

   INCOME PLAN 1--Life Income with Guaranteed Payments

   Payments will be made to the Owner for as long as the Annuitant lives. If the Annuitant dies before all the guaranteed payments have been made, the remainder of the guaranteed payments will be paid to the Owner.

   INCOME PLAN 2--Joint and Survivor Life Income with Guaranteed Payments

   Payments beginning on the Payout Start Date will be made to the Owner for as long as either the Annuitant or Joint Annuitant is living. If both the Annuitant and Joint Annuitant die before all guaranteed payments have been made, the remainder of the guaranteed payments will be made to the Owner.

   INCOME PLAN 3--Guaranteed Payments for a Specified Period

   Payments beginning on the Payout Start Date will be made to the Owner for a specified period. Payments under this option do not depend on the continuation of the Annuitant's life. The number of guaranteed months may be 60 to 360 months.

At the Company's discretion, other income plans may be available.

Payout Terms

The Contract, described in this Prospectus, contains life annuity tables that provide for different benefit payments to men and women of the same age. Nevertheless, in accordance with the U.S. Supreme Court's decision in Arizona Governing Committee v. Norris, in certain employment-related situations, annuity tables that do not vary on the basis of sex may be used. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan, consideration should be given, in consultation with legal counsel, to the impact of Norris on any such plan before making any contributions under this Contract.

The duration of the income plan will generally affect the dollar amounts of each Income Payment. For example, if an income plan guaranteed for life is chosen, the Income Payments may be greater or less than Income Payments under an income plan for a specified period depending on the life expectancy of the Annuitant.

After the Account Value has been applied to an income plan on the Payout Start Date, the income plan cannot be changed and no withdrawals can be made. The Company may require proof that the Annuitant or Joint Annuitant is still alive before the Company makes each payment that depends on the annuitant's life.

If any Owner dies during the Payout Phase, Income Payments will continue as scheduled, in accordance with the income plan in effect.

If the Account Value to be applied to an income plan is less than $2,000, or if the monthly Income Payments determined under the income plan are less than $20, the Company may pay the Account Value in a lump sum or change the payment frequency to an interval which results in Income Payments of at least $20.

AMENDMENT OF THE CONTRACT

The Company reserves the right to amend the Contract to meet the requirements of applicable federal or State of New York laws or regulations. The Company will notify the Owner of any such amendments.

DISTRIBUTION OF THE CONTRACT

The Contract will be distributed exclusively by Dean Witter which serves as the principal underwriter of the Contract under a General Agents' Agreement with the Company.

Dean Witter, a wholly owned subsidiary of Morgan Stanley Dean Witter & Co., is the principal underwriter of the Contract. Dean Witter is located at Two World Trade Center, New York, New York, 10048. Dean Witter is a member of the New York Stock Exchange and the National Association of Securities Dealers, Inc.

The Company may pay up to a maximum sales commission of 8% both upon sale of the Contract and upon renewal of a Guarantee Period.

The General Agents' Agreement between the Company and Dean Witter provides that the Company will indemnify Dean Witter for certain damages that may be caused by actions, statements or omissions by the Company.

CUSTOMER INQUIRIES

The Owner or any persons interested in the Contract may make inquiries regarding the Contract by calling or writing their Dean Witter Account Executive.

FEDERAL TAX MATTERS

Introduction

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. THE COMPANY MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT. Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on the individual circumstances of each person. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.

Taxation of the Company

The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. The following discussion assumes that the Company is taxed as a life insurance company under Part I of Subchapter L.

Taxation of Annuities in General

Tax Deferral

In general, an annuity contract owned by a natural person is not taxed on increases in the contract value until a distribution occurs. Annuity contracts owned by non-natural persons are generally not treated as annuity contracts for federal income tax purposes and the income on such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. There are exceptions to the non-natural owner rule and you should discuss these with your tax advisor.

Delayed Maturity Date

If the contract's scheduled maturity date is at a time when the annuitant has reached an advanced age, it is possible that the contract would not be treated as an annuity. In that event, the income and gains under the contract would be currently includible in the owner's income.

Taxation of Partial and Full Withdrawals

In the case of a partial withdrawal under a non-qualified contract, amounts received are taxable to the extent the contract value, without regard to any surrender charges exceeds the investment in the contract. The contract value is the sum of all sub-account values. The investment in the contract is the gross premium or other consideration paid for the contract reduced by any amounts previously received from the contract to the extent such amounts were properly excluded from gross income. No matter which sub-account a withdrawal is made from, all sub-account values are combined and the total contract value is used to determine the amount of taxable income. In the case of a partial withdrawal under a qualified contract, the portion of the payment that bears the same ratio to the total payment that the investment in the contract bears to the contract value, can be excluded from income. No definitive guidance exists on the proper tax treatment of Market Value Adjustments and you should contact a competent tax advisor with respect to the potential tax consequences of a Market Value Adjustment. In the case of a full withdrawal under a non-qualified contract or a qualified contract, the amount received will be taxable only to the extent it exceeds the investment in the contract. If an individual transfers an annuity contract without full and adequate consideration to a person other than the individual's spouse (or to a former spouse incident to a divorce), the owner will be taxed on the difference between the contract value and the investment in the contract at the time of transfer. Other than in the case of certain qualified contracts, any amount received as a loan under a contract, and any assignment or pledge (or agreement to assign or pledge) of the contract value is treated as a withdrawal of such amount or portion.

Taxation of Annuity Payments

Generally, the rule for income taxation of payments received from an annuity contract provides for the return of the owner's investment in the contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. In the case of fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the contract. Once the total amount of the investment in the contract is excluded using this ratio, the annuity payments are fully taxable. If annuity payments cease because of the death of the annuitant before the total amount of the investment in the contract is recovered, the unrecovered amount will be allowed as a deduction to the annuitant for his last taxable year.

Taxation of Annuity Death Benefits

Amounts may be distributed from an annuity contract because of the death of an owner or annuitant. Generally, such amounts are includible in income as follows:
(1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal or (2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment.

Penalty Tax on Premature Distributions

There is a 10% penalty tax on the taxable amount of any premature distribution from a non-qualified annuity contract. The penalty tax generally applies to any distribution made prior to the date the owner attains age 59 1/2. However, there should be no penalty tax on distributions to owners: (1) made on or after the date the owner attains age 59 1/2; (2) made as a result of the owner's death or disability; (3) made in substantially equal periodic payments over life or life expectancy; or (4) made under an immediate annuity. Similar rules apply for distributions from qualified contracts. Consult a competent tax advisor for other possible exceptions to the penalty tax.

Aggregation of Annuity Contracts

All non-qualified deferred annuity contracts issued by the Company (or its affiliates) to the same owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

IRS Required Distribution at Death Rules

In order to be considered an annuity contract for federal income tax purposes, an annuity contract must provide: (1) if any owner dies on or after the annuity start date but before the entire interest in the contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the owner's death; (2) if any owner dies prior to the annuity start date, the entire interest in the contract will be distributed within five years after the date of the owner's death. These requirements are satisfied if any portion of the owner's interest which is payable to, or for the benefit of, a designated beneficiary is distributed over the life of such beneficiary (or over a period not extending beyond the life expectancy of the beneficiary) and the distributions begin within one year of the owner's death. If the owner's designated beneficiary is the surviving spouse of the owner, the contract may be continued with the surviving spouse as the new owner. If the owner of the contract is a nonnatural person, then the annuitant will be treated as the owner for purposes of applying the distribution at death rules. Also, a change of annuitant on a contract owned by a nonnatural person will be treated as the death of the owner.

Qualified Plans

This annuity contract may be used with several types of qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Adverse tax consequences may result from excess contributions, premature distributions, distributions that do not conform to specified commencement and minimum distribution rules, excess distributions and in other circumstances. Owners and participants under the plan and annuitants and beneficiaries under the contract may be subject to the terms and conditions of the plan regardless of the terms of the contract.

Types of Qualified Plans

Individual Retirement Annuities

Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity.
Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "rolled over" on a tax-deferred basis into an Individual Retirement Annuity.

Roth Individual Retirement Annuities

Section 408A of the Code permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. "Qualified distributions" from Roth Individual Retirement Annuities are not includible in gross income. "Qualified distributions" are any distributions made more than five taxable years after the taxable year of the first contribution to the Roth Individual Retirement Annuity, and which are made on or after the date the individual attains age 59 1/2, made to a beneficiary after the owner's death, attributable to the owner being disabled or for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000). "Nonqualified distributions" are treated as made from contributions first and are includible in gross income to the extent such distributions exceed the contributions made to the Roth
Individual Retirement Annuity. The taxable portion of a "nonqualified distribution" may be subject to the 10% penalty tax on premature distributions. Subject to certain limitations, a traditional Individual Retirement Account or Annuity may be converted or "rolled over" to a Roth Individual Retirement Annuity. The taxable portion of a conversion or rollover distribution is includible in gross income, but is exempted from the 10% penalty tax on premature distributions.

Simplified Employee Pension Plans

Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees using the employees' Individual Retirement Annuities if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to their Individual Retirement Annuities.

Savings Incentive Match Plans for Employees (SIMPLE Plans)

Section 408(p) and 401(k) of the Code allow employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees. SIMPLE plans may be structured as a SIMPLE retirement account using an employee's Individual Retirement Annuity to hold the assets or as a Section 401(k) qualified cash or deferred arrangement. In general, a SIMPLE plan consists of a salary deferral program for eligible employees and matching contributions made by employers. Employers intending to use the contract in conjunction with SIMPLE plans should seek competent tax and legal advice.

Tax Sheltered Annuities

Section 403(b) of the Code permits public school employees and employees of certain types of tax-exempt organizations (specified in Section 501(c)(3) of the Code) to have their employers purchase annuity contracts for them, and subject to certain limitations, to exclude the purchase payments from the employees' gross income. An annuity contract used for a Section 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee attains age 59 1/2, separates from service, dies, becomes disabled or on the account of hardship (earnings on salary reduction contributions may not be distributed for hardship).

Corporate and Self-Employed Pension and Profit Sharing Plans

Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax favored retirement plans for employees. The Self-Employed Individuals Retirement Act of 1962, as amended, (commonly referred to as "H.R. 10" or "Keogh") permits self-employed individuals to establish tax favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of annuity contracts in order to provide benefits under the plans.

State and Local Government and Tax-Exempt Organization Deferred Compensation
Plans

Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. To the extent the contracts are used in connection with an eligible plan, employees are considered general creditors of the employer and the employer as owner of the contract has the sole right to the proceeds of the contract. Generally, under the non-natural owner rules, such contracts are not treated as annuity contracts for federal income tax purposes. However, under these plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan.

Income Tax Withholding

The Company is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless an individual elects to make a "direct rollover" of such amounts to another qualified plan or Individual Retirement Account or Annuity (IRA). Eligible rollover distributions generally include all distributions from qualified contracts, excluding IRAs, with the exception of
(1) required minimum distributions, or (2) a series of substantially equal periodic payments made over a period of at least 10 years, or the life (joint lives) of the participant (and beneficiary). For any distributions from non-qualified annuity contracts, or distributions from qualified contracts which are not considered eligible rollover distributions, the Company may be required to withhold federal and state income taxes unless the recipient elects not to have taxes withheld and properly notifies the Company of such election.

THE COMPANY

Business

The Company was incorporated in 1967 as a stock life insurance company under the laws of New York and was known as "Financial Life Insurance Company" from 1967 to 1978. From 1978 to 1984, the Company was known as "PM Life Insurance Company." Since 1984 the Company has been known as "Allstate Life Insurance Company of New York." The Company's operations consist of one business segment which is the issuance of individual annuities and life insurance. The Company is currently licensed to operate in New York. The Company's home office is located in Farmingville, New York.

The Company is an indirect, wholly owned subsidiary of Allstate Insurance Company ("Allstate"), which is a stock property-liability insurance company incorporated under the laws of Illinois. With the exception of directors' qualifying shares, all of the outstanding capital stock of Allstate is owned by The Allstate Corporation ("Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend.

Investments by the Company

The Company's general account assets must be invested in accordance with applicable state laws. These laws govern the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred stocks, real estate mortgages, real estate and certain other investments. All of the Company's general account assets are available to meet the Company's obligations.

Purchase Payments under the Contract will be accounted for in a non-unitized Separate Account of the Company. Owners have no priority claims on assets accounted for in this Separate Account. All general account assets of the Company, including those accounted for in this non-unitized Separate Account, are available to meet the guarantees under the Contract.

The Company will primarily invest its general account assets in investment-grade fixed income securities including the following:

     Securities issued by the United States Government or its agencies or instrumentalities, which may or may not be guaranteed by the United States Government;

     Debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies, and of corporations, which are deemed by the Company's management to have qualities appropriate for inclusion in this portfolio;

     Commercial mortgages, mortgage-backed securities collateralized by real estate mortgage loans, or securities collateralized by other assets, that are insured or guaranteed by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government National Mortgage Association, or that have an investment grade at time of purchase within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service;

     Commercial paper, cash, or cash equivalents, and other short-term investments having a maturity of less than one year that are considered by the Company's management to have investment quality comparable to securities having the ratings stated above;

     Participations in or assignments of loans made to business entities by banks and other financial institutions (so long as the loan is one in which the Company is permitted to invest directly) and/or collateralized loan obligations. These are both typically floating-rate instruments so they would be combined with a swap agreement to create a fixed-rate asset to better match fixed-rate liabilities;

     In addition, interest rate swaps, futures, options, rate caps, and other hedging instruments may be used solely for non-speculative hedging purposes. Anticipated use of these financial instruments shall be limited to protecting the value of portfolio sales or purchases, or to enhance yield through the creation of a synthetic security.

At inception, the Company will purchase only investment grade assets for the non-unitized Separate Account; however, this position and the investment strategy may be readdressed as market conditions change.

Additionally, the Company maintains certain unitized Separate Accounts which invest in shares of an open-end investment company registered under the Investment Company Act of 1940. These Separate Account assets do not support the Company's obligations under the Contract.

SELECTED FINANCIAL DATA

The following selected financial data for the Company should be read in conjunction with the financial statements and notes thereto included in this Prospectus beginning on page F-1.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                             SELECTED FINANCIAL DATA
                                 (in thousands)


Year-End Financial Data                 1997          1996         1995        1994          1993
-----------------------                 ----          ----         ----        ----          ----

For the Years Ended  December 31:
   Revenues .....................   $  244,551   $  228,387   $  250,854   $  186,249   $  227,445
   Net Income ...................       22,716       20,561       19,522       18,221       13,163
As of December 31:
   Total Assets .................    2,318,549    1,990,284    1,842,969    1,449,993    1,410,895


                     Management's Discussion and Analysis
               of Financial Condition and Results of Operations

       The following discussion highlights significant factors influencing results of operations and changes in financial position of Allstate Life Insurance Company of New York (the "Company"). It should be read in conjunction with the financial statements and related notes.

       The Company, which is wholly owned by a wholly owned subsidiary of Allstate Insurance Company ("AIC"), an affiliate of The Allstate Corporation, markets a broad line of life insurance and annuity products in the State of New York. Life insurance includes traditional products such as whole life and term life insurance, as well as universal life and other interest-sensitive life products. Annuities include deferred annuities, such as variable annuities and fixed rate single and flexible premium annuities, and immediate annuities such as structured settlement annuities. The Company distributes its products using a combination of Allstate agents which include life specialists, banks, independent agents, brokers and direct response marketing.


FINANCIAL HIGHLIGHTS
($ in thousands)

                                                                     1997               1996              1995
                                                                     ----               ----              ----
Statutory premiums and deposits                               $       208,090    $       235,634   $       216,361
                                                              ===============    ===============   ===============
Investments                                                   $     1,907,997    $     1,636,654   $     1,541,329

Separate Account assets                                               308,595            260,668           220,141
                                                              ---------------    ---------------   ---------------

Investments, including Separate Account assets                $     2,216,592    $     1,897,322   $     1,761,470
                                                              ===============    ===============   ===============
Premiums and contract charges                                 $       118,963    $       117,106   $       148,316

Net investment income                                                 124,887            112,862           104,384

Life and annuity contract benefits                                    179,872            172,772           198,055

Operating costs and expenses                                           28,667             23,386            23,366
                                                              ---------------    ---------------   ---------------

Income from operations                                                 35,311             33,810            31,279

Income tax expense on operations                                       13,051             12,221            10,557
                                                              ---------------    ---------------   ---------------

Operating income                                                       22,260             21,589            20,722

Realized capital gains and losses, after-tax                              456             (1,028)           (1,200)
                                                              ---------------    ----------------  ----------------

Net income                                                    $        22,716    $        20,561   $        19,522
                                                              ===============    ================  ================


Premiums, deposits, contract charges and contract benefits

       Statutory premiums and deposits include premiums and deposits for all products. Total statutory premiums and deposits decreased $27.5 million, or 11.7%, in 1997 from 1996. Increased sales of variable annuities, life insurance policies and fixed annuities were more than offset by a reduction in premiums relating to funding agreements. Funding agreements, a type of investment contract first sold by the Company in 1996, are entered into based on the Company's assessment of market opportunities. In 1996, total statutory premiums and deposits increased $19.3 million, or 8.9%, compared to 1995 levels. The increase was largely the result of the sale of a funding agreement, as well as higher sales of variable annuities and life insurance policies, partially offset by lower sales of structured settlement annuities.

       Premiums and contract charges under generally accepted accounting principles ("GAAP") increased slightly in 1997 and decreased 21.0% in 1996. Under GAAP, revenues exclude deposits on most annuity contracts and premiums on universal life insurance policies, and will vary with the mix of business sold during the period. In 1997, an increase in contract charges on universal life policies and variable annuity contracts was partially offset by a decrease in sales of life-contingent structured settlement annuities. The decrease in 1996 arose primarily from a fluctuation in the level of sales of structured settlement annuities sold with life contingencies. Provision for life and annuity contract benefits increased $7.1 million, or 4.1%, during 1997, and decreased $25.3 million, or 12.8%, during 1996. These changes resulted primarily from fluctuations in the level of sales of structured settlement annuities with life contingencies.

Operating income

       Pretax net investment income increased 10.7% in 1997 and 8.1% in 1996. The increases are due primarily to higher investment balances in each period. Investments, excluding Separate Account assets and unrealized gains on fixed income securities, grew 9.8% and 13.3% in 1997 and 1996, respectively. The increases in net investment income were partially offset by slightly lower portfolio yields. In low interest rate environments as have existed in 1997 and 1996, funds from maturing investments may be invested at substantially lower interest rates than which prevailed when the funds were previously invested, thereby reducing the average portfolio yield.

       Operating costs and expenses increased $5.3 million, or 22.6%, for the year ended December 31, 1997. The increase is related to growth in business and the recognition of costs related to the relocation of the policy administration function, offset by a reduction in amortization of deferred acquisition costs due to the revised estimates of future gross profits on interest-sensitive life products.

         In 1997, the Company received approval from the State of New York Insurance Department to relocate its policy administration function to an affiliate's facility in Illinois. The move is scheduled for the second quarter of 1998. The Company recognized an after-tax charge of $1.9 million in 1997 for certain costs relating to the consolidation of these operations.

       Operating income increased 3.1% in 1997 and 4.2% in 1996. The increase in 1997 is primarily due to favorable mortality experience on the structured settlement annuity business and higher investment margins due to additional sales of structured settlement annuities. The increase in 1996 is the result of growth in investments partially offset by less favorable mortality experience on life-contingent structured settlement annuities.

Realized capital gains and losses

       The Company had realized capital gains of $456 thousand after tax in 1997 compared with realized capital losses of $1.0 million after tax in 1996. In 1997, increased gains on fixed income securities and reduced losses on other investments were partially offset by increased writedowns on mortgage loans. Realized capital losses in 1996 were 14.3% lower than those reported in 1995. Reduced mortgage losses were partially offset by losses incurred on the sale of fixed income securities to reposition a portion of the investment portfolio to improve overall yield in 1996.

INVESTMENTS

       The composition of the investment portfolio at December 31, 1997 is presented in the table below (see Notes 2 and 4 to the financial statements for investment accounting policies and additional information).

                                                                   Percent
($ in thousands)                                                   to total

Fixed income securities (1)       $        1,756,257                   92.0%
Mortgage loans                               114,627                    6.0
Policy loans                                  27,600                    1.5
Short-term                                     9,513                    0.5
                                  ------------------                 ------

    Total                         $        1,907,997                  100.0%
                                  ==================                 ======



(1) Fixed income securities are carried at fair value. Amortized cost for these securities was $1,510,110 at December 31, 1997.

       Total investments increased to $1.91 billion at December 31, 1997 from $1.64 billion at December 31, 1996. The increase in the Company's investments was primarily due to increased unrealized capital gains of $123.5 million on fixed income securities and amounts invested from positive cash flows generated from operations.

Fixed income securities

       The Company's fixed income securities portfolio consists of privately-placed securities, U.S. government bonds, publicly traded corporate bonds, mortgage-backed securities, asset-backed securities and tax-exempt municipal bonds. The Company generally holds its fixed income securities for the long term, but has classified all of these securities as available for sale to allow maximum flexibility in portfolio management. At December 31, 1997, unrealized net capital gains on the fixed income securities portfolio were $246.1 million compared to $122.6 million as of December 31, 1996. The increase in the unrealized gain position is primarily attributable to lower interest rates.

       At the end of 1997, substantially all of the Company's fixed income securities portfolio is rated investment grade, which is defined by the Company as a security having a National Association of Insurance Commissioners ("NAIC") rating of 1 or 2, a Moody's rating of Aaa, Aa, A or Baa, or a comparable Company internal rating.

       As of December 31, 1997, the fixed income securities portfolio contained $540.9 million of privately-placed corporate obligations, compared with $492.8 million at December 31, 1996. The benefits of privately-placed securities as compared to public securities are generally higher yields, improved cash flow predictability through pro-rata sinking funds on many bonds, and a combination of covenant and call protection features designed to better protect the holder against losses resulting from credit deterioration, reinvestment risk and fluctuations in interest rates. A relative disadvantage of privately-placed securities as compared to public securities is reduced liquidity. All of the privately-placed securities are rated as investment grade by either the NAIC or the Company's internal ratings. The Company determines the fair value of privately-placed fixed income securities based on discounted cash flows using current interest rates for similar securities.

       At December 31, 1997 and 1996, $228.7 million and $194.2 million, respectively, of the fixed income securities portfolio were invested in mortgage-backed securities ("MBS"). At December 31, 1997, all of the MBS were investment grade and approximately 96% have underlying collateral that is guaranteed by U.S. government entities, thus credit risk was minimal.

       MBS, however, are subject to interest rate risk as the duration and ultimate realized yield are affected by the rate of repayment of the underlying mortgages. The Company attempts to limit interest rate risk by purchasing MBS whose cost does not significantly exceed par value, and with repayment protection to provide a more certain cash flow to the Company. At December 31, 1997, the amortized cost of the MBS portfolio was below par value by $7.4 million and over 40% of the MBS portfolio was invested in planned amortization class bonds. This type of MBS is purchased to provide additional protection against rising interest rates.

         The fixed income securities portfolio contained $39.7 million and $31.5 million of asset-backed securities ("ABS") at December 31, 1997 and 1996, respectively. ABS are subject to some of the same risks as MBS, but to a lesser degree because of the nature of the underlying assets. The Company attempts to mitigate these risks by primarily investing in highly-rated, publicly-traded, intermediate term ABS at or below par value. At December 31, 1997, the amortized cost of the ABS portfolio was below par value by $233 thousand. Over 43% of the Company's ABS are invested in securitized credit card receivables. The remainder of the portfolio is backed primarily by securitized manufactured housing, home equity and recreational vehicles.

       The Company closely monitors its fixed income securities portfolio for declines in value that are other than temporary. Securities are placed on non-accrual status when they are in default or when the receipt of interest payments is in doubt.

Mortgage loans

       The Company's $114.6 million investment in mortgage loans at December 31, 1997 is comprised primarily of loans secured by first mortgages on developed commercial real estate. Property type diversification is a key consideration used to manage the Company's mortgage loan risk.

       The Company closely monitors its commercial mortgage loan portfolio on a loan-by-loan basis. Loans with an estimated collateral value less than the loan balance, as well as loans with other characteristics indicative of higher than normal credit risk, are reviewed by financial and investment management at least quarterly for purposes of establishing valuation allowances and placing loans on non-accrual status. The underlying collateral values are based upon discounted property cash flow projections, which are updated as conditions change or at least annually.

Short-term investments

       The Company's short-term investment portfolio was $9.5 million and $25.9 million at December 31, 1997 and 1996, respectively. The Company invests available cash balances in taxable short-term securities having a final maturity date or redemption date of one year or less.


SEPARATE ACCOUNTS

       Separate Account assets and liabilities increased 18.4% from $260.7 million at December 31, 1996 to $308.6 million at December 31, 1997 due primarily to favorable investment performance of the Separate Account investment portfolios and sales of flexible premium deferred variable annuity contracts, partially offset by variable annuity contract surrenders and withdrawals.


MARKET RISK

         Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. The Company's primary market risk exposure is to changes in interest rates.

       The active management of market risk is integral to the Company's operations. The Company may use the following approaches to manage its exposure to market risk within defined tolerance ranges: 1) rebalance its existing asset or liability portfolios, 2) change the character of future investments purchased or 3) use derivative instruments to modify the market risk characteristics of existing assets and liabilities or assets expected to be purchased. See Note 5 to the financial statements for a more detailed discussion of these instruments.

Corporate oversight

       AIC administers and oversees investment risk management processes primarily through three oversight bodies: the Boards of Directors and Investment Committees of its operating subsidiaries, and the Credit and Risk Management Committee ("CRMC"). The Boards of Directors and Investment Committees provide executive oversight of investment activities. The CRMC is a senior management committee consisting of the Chief Investment Officer, the Investment Risk Manager, and other investment officers who are responsible for the day-to-day management of market risk. The CRMC meets at least monthly to provide detailed oversight of investment risk, including market risk.

       AIC has investment guidelines that define the overall framework for managing market and other investment risks, including the accountabilities and controls over these activities. In addition, AIC has specific investment policies for each of its affiliates, including the Company, that delineate the investment limits and strategies that are appropriate given each entity's liquidity, surplus, product and regulatory requirements.

       AIC manages its exposure to market risk through asset allocation limits, duration limits, value-at-risk limits, and, as appropriate, stress tests. Asset allocation limits place restrictions on the aggregate fair value which may be invested within an asset class. Duration limits on the life and annuity investment portfolios, and, as appropriate, on individual components of these portfolios (such as those of the Company), place restrictions on the amount of interest rate risk which may be taken. Value-at-risk measures the potential loss in fair value that could arise from adverse movements in the fixed income, equity, and currency markets over a time interval, based on historical volatilities and correlations between market risk factors. Stress tests measure downside risk to fair value and earnings over longer time intervals and/or for adverse market scenarios.

       The day-to-day management of market risk within defined tolerance ranges occurs as portfolio managers buy and sell within their respective markets based upon the acceptable boundaries established by asset allocation, duration and other limits, including but not limited to credit and liquidity.

Interest rate risk

       Interest rate risk is the risk that the Company will incur economic losses due to adverse changes in interest rates. This risk arises from the Company's primary activities, as the Company invests substantial funds in interest-sensitive assets and also has certain interest-sensitive liabilities.

       The Company manages the interest rate risk inherent in its assets relative to the interest rate risk inherent in its liabilities. One of the measures the Company uses to quantify this exposure is duration. Duration measures the sensitivity of the fair value of assets and liabilities to changes in interest rates. For example, if interest rates increase 1%, the fair value of an asset with a duration of 5 years is expected to decrease in value by approximately 5%. At December 31, 1997, the difference between the Company's liability and asset duration was approximately 2.8 years. This duration gap indicates that the fair value of the Company's liabilities is more sensitive to interest rate movements than the fair value of its assets.

       The Company seeks to invest premiums and deposits on universal life policies and investment contracts to create future cash flows that will fund future claims, benefits and expenses, and earn stable margins across a wide variety of interest rate and economic scenarios. In order to achieve this objective and limit its exposure to interest rate risk, the Company adheres to a philosophy of managing the duration of assets and related liabilities, and uses financial futures to hedge the interest rate risk related to anticipatory purchases and sales of investments and product sales to customers.

       To calculate duration, the Company projects asset and liability cash flows, and discounts them to a net present value basis using a risk-free market rate adjusted for credit quality, sector attributes, liquidity and other specific risks. Duration is calculated by revaluing these cash flows at an alternative level of interest rates, and determining the percentage change in fair value from the base case. The cash flows used in the model reflect the expected maturity and repricing characteristics of the Company's derivative financial instruments, all other financial instruments (see Note 5 to the financial statements), and certain non-financial instruments including interest-sensitive annuity liabilities. The projections include assumptions (based upon historical market and Company specific experience) reflecting the impact of changing interest rates on the prepayment, lapse, leverage and/or option features of instruments, where applicable. Such assumptions relate primarily to mortgage-backed securities, collateralized mortgage obligations, municipal bonds, municipal and corporate obligations, and fixed rate single and flexible premium deferred annuities.

       Based upon the information and assumptions the Company uses in its duration calculation and in effect at December 31, 1997, management estimates that a 100 basis point immediate, parallel increase in interest rates ("rate shock") would decrease the net fair value of its assets and liabilities identified above by approximately $16.8 million. The selection of a 100 basis point immediate rate shock should not be construed as a prediction by the Company's management of future market events; but rather, to illustrate the potential impact of such an event.

       To the extent that actual results differ from the assumptions utilized, the Company's duration and rate shock measures could be significantly impacted. Additionally, the Company's calculation assumes that the current relationship between short-term and long-term interest rates (the term structure of interest rates) will remain constant over time. As a result, these calculations may not fully capture the impact of non-parallel changes in the term structure of interest rates and/or large changes in interest rates.


LIQUIDITY AND CAPITAL RESOURCES

Capital resources

       The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset and interest rate risks. At December 31, 1997, RBC for the Company was significantly above a level that would require regulatory action.

Financial ratings and strength

       Claims-paying ability ratings at December 31, 1997 assigned to the Company include AA+, A+(g) and Aa2 from Standard & Poor's, A.M. Best and Moody's, respectively.

Liquidity

       The Company's principal sources of funds are collections of principal and interest from the investment portfolio and the receipt of premiums and deposits. The primary uses of these funds are to purchase investments and pay policyholder claims, benefits, contract maturities and surrenders, and operating costs.

       The maturity structure of the Company's fixed income securities, which represent 92.0% of the Company's total investments, is managed to meet the anticipated cash flow requirements of the underlying liabilities. A portion of the Company's product portfolio, primarily fixed deferred annuity and universal life insurance products, is subject to discretionary surrender and withdrawal by contractholders. Management believes its assets are sufficiently liquid to meet future obligations to its life and annuity contractholders under various interest rate scenarios.

OTHER DEVELOPMENTS

         Final approval of the NAIC's proposed "Comprehensive Guide" on statutory accounting principles is expected in early 1998. Implementation could be as early as January 1, 1999. The requirements of the Comprehensive Guide are not expected to have a material impact on statutory surplus.


YEAR 2000

         The Company is heavily dependent upon complex computer systems for all phases of its operations, including customer service, risk management and policy and contract administration. Since many of the Company's older computer software programs recognize only the last two digits of the year in any date, some software may fail to operate properly in or after the year 1999, if the software is not reprogrammed or replaced, ("Year 2000 Issue"). The Company believes that many of its counterparties and suppliers also have Year 2000 Issues which could affect the Company. In 1995, AIC commenced a plan intended to mitigate and/or prevent the adverse effects of Year 2000 Issues. These strategies include normal development and enhancement of new and existing systems, upgrades to operating systems already covered by maintenance agreements and modifications to existing systems to make them Year 2000 compliant. The plan also includes the Company actively working with its major external counterparties and suppliers to assess their compliance efforts and the Company's exposure to them. The Company presently believes that it will resolve the Year 2000 Issue in a timely manner, and the financial impact will not materially affect its results of operations, liquidity or financial position. Year 2000 costs are and will be expensed as incurred.


PENDING ACCOUNTING STANDARDS

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 requires the presentation of comprehensive income in the financial statements. Comprehensive income is a measurement of all changes in equity that result from transactions and other economic events other than transactions with stockholders. The requirements of this statement will be adopted effective January 1, 1998.

      SFAS No. 131 redefines how segments are determined and requires additional segment disclosures for both annual and quarterly reporting. Under this statement, segments are determined using the "management approach" for financial statement reporting. The management approach is based on the way an enterprise makes operating decisions and assesses performance of its businesses. The Company is currently reviewing the requirements of this SFAS and has yet to determine its impact on its current reporting segments. The requirements of this statement will be adopted effective December 31, 1998.

      In December 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." The SOP provides guidance concerning when to recognize a liability for insurance-related assessments and how those liabilities should be measured. Specifically, insurance-related assessments should be recognized as liabilities when all of the following criteria have been met: a) an assessment has been imposed or it is probable that an assessment will be imposed, b) the event obligating an entity to pay an assessment has occurred and c) the amount of the assessment can be reasonably estimated. The requirements of this standard will be adopted in 1999 and are not expected to have a material impact on the results of operations, cash flows or financial position of the Company. The SOP is expected to be adopted in 1999.

      In March 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. Specifically, certain external, payroll and payroll related costs should be capitalized during the application development state of a project and depreciated over the computer software's useful life. The Company currently expenses these costs as incurred and is evaluating the effects of this SOP on its accounting for internally developed software. The SOP is expected to be adopted in 1998.


FORWARD-LOOKING STATEMENTS

     The statements contained in this Management's Discussion and Analysis that are not historical information are forward-looking statements that are based on management's estimates, assumptions and projections. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under The Securities Act of 1933 and The Securities Exchange Act of 1934 for forward-looking statements.

COMPETITION

The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities competing in the sale of insurance and annuities. There are approximately 1,700 stock, mutual and other types of insurers in business in the United States. Several independent rating agencies regularly evaluate life insurer's claims-paying ability, quality of investments and overall stability. A.M. Best Company assigns A+g (Superior) to the Company. Under Best's rating policy and procedure, the Company is assigned the Best's rating of its parent company, and is based on the consolidated performance of the parent and its subsidiary. Standard & Poor's Insurance Rating Services assigns AA+ (Excellent) claims paying ability to the Company and Moody's assigns an Aa2 (Excellent) financial strength rating to the Company. The Company shares the same ratings of its parent.

EMPLOYEES

As of December 31, 1997, Allstate Life Insurance Company of New York had approximately 66 employees at its Home Office in Farmingville, New York and its Service Center in Illinois who work on the Company's matters.

PROPERTIES

The Company occupies office space in Farmingville, New York and Northbrook, Illinois. Expenses associated with these offices are allocated to the Company.

STATE AND FEDERAL REGULATION

The insurance business of the Company is subject to comprehensive and detailed regulation and supervision by the State of New York.

The laws of New York establish a supervisory agency with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements, and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with the supervisory agency and its operations and accounts are subject to examination by such agency at regular intervals.

Under insurance guaranty fund law for the State of New York, insurers doing business therein can be assessed up to prescribed limits for contract owner losses incurred by insolvent companies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. These laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

In addition, the State of New York regulates affiliated groups of insurers, such as the Company and its affiliates, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, controls on medical care costs, removal of barriers preventing banks from engaging in the securities and insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles, and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.

EXECUTIVE OFFICERS AND DIRECTORS

The directors and executive officers are listed below, together with information as to their ages, dates of election and principal business occupations during the last five years (if other than their present business occupations). Except as otherwise indicated, the directors and executive officers of the Company have been associated with the Company more than five years either in the position shown or in other positions.

LOUIS G. LOWER, II, 52, Chairman of the Board and President (1992)*

Also Director (1986-Present) and Senior Vice President (1995-Present) of Allstate Insurance Company; Director (1991-Present) of Allstate Life Financial

Services, Inc.; Director (1986-Present) and President (1990-Present) Allstate Life Insurance Company; Director (1983-Present) and Chairman of the Board (1990-Present) of Allstate Life Insurance Company of New York; Chairman of the Board of Directors and Chief Executive Officer (1995-1997), Chairman of the Board of Directors and President (1990-1995) of Glenbrook Life Insurance Company; Director (1992-Present), Chairman of the Board of Directors and Chief Executive Officer (1995-Present) of Glenbrook Life and Annuity Company; Director and Chairman of the Board (1995-Present) of Laughlin Group Holdings, Inc.; Director and Chairman of the Board of Directors and Chief Executive Officer (1989-Present) Lincoln Benefit Life Company; Chairman of the Board of Directors and Chief Executive Officer (1995-Present) of Northbrook Life Insurance Company; and Chairman of the Board of Directors and Chief Executive Officer (1995-Present) Surety Life Insurance Company.

MICHAEL J. VELOTTA, 52, Vice President, Secretary, General Counsel, and Director
(1993)*

Also Director and Secretary (1993-Present) of Allstate Life Financial Services, Inc.; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company; Director (1992- Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company of New York; Director (1992-1997) Vice President, Secretary and General Counsel (1993-1997) Glenbrook Life Insurance Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993- Present) Glenbrook Life and Annuity Company; Director and Secretary (1995- Present) Laughlin Group Holdings, Inc.; Director (1992-Present) and Assistant Secretary (1995-Present) Lincoln Benefit Life Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Northbrook Life Insurance Company; and Director and Assistant Secretary (1995-Present) Surety Life Insurance Company.

SHARMAINE M. MILLER, 43, Director and Chief Administrative Officer (1996)*

Prior to 1996, she was a Department manager for Allstate Insurance Company.

MARLA G. FRIEDMAN, 44,  Vice President and Director (1997)*

Also Director (1991-Present) and Vice President (1988-Present) Allstate Life Insurance Company; Director (1993-1996) Allstate Life Financial Services, Inc.; Director (1995-1996) Allstate Settlement Corporation; Director (1991-1996) President and Chief Operating Officer (1995-1996) and Vice President (1990-1995) and (1996-1997) Glenbrook Life Insurance Company; Director (1992-1996) President and Chief Operating Officer (1995-1996) and Vice President (1992-1995) and (1996-1997) Glenbrook Life and Annuity Company; and Director and Vice Chairman of the Board (1995-1996) Laughlin Group Holdings, Inc.

VINCENT A. FUSCO, 43, Director and Chief Operations Officer (1997)*

Prior to 1997, he was a Regional Vice President (1978-1997) Allstate Insurance Company.

PETER H. HECKMAN, 52, Vice President (1992)*

Also Director and Vice President (1988-Present) of Allstate Life Insurance Company; Director (1990-1996), Vice President (1989-Present), Allstate Life Insurance Company of New York; Director (1991-1993) of Allstate Life Financial Services, Inc.; Director (1990-1997), President and Chief Operating Officer (1996-1997), and Vice President (1990-1996), Glenbrook Life Insurance Company; Director (1992-Present) President and Chief Operating Officer (1996- Present), and was Vice President (1995-1996), Glenbrook Life and Annuity Company; Director (1995-Present) and Vice Chairman of the Board (1996-Present) Laughlin Group Holdings, Inc.; Director (1990-Present) and Vice Chairman of the Board (1996-Present) Lincoln Benefit Life Company; Director (1988-Present) President and Chief Operating Officer (1996-Present), and was Vice President (1989-1996), Northbrook Life Insurance Company; and Director (1995-Present) and Vice Chairman of the Board (1996-Present) Surety Life Insurance Company.

THOMAS A. MCAVITY, 56, Vice President (1997)*

Also, Vice President (1996-Present) Allstate Life Insurance Company. Prior to 1996 he was Vice President of Lincoln Investment Management.

TIMOTHY H. PLOHG, 51, Vice President and Director (1995)*

Timothy H. Plohg is also Assistant Vice President (1991-Present), Allstate Insurance Company; Assistant Vice President (1992-1995), and Vice President and Director (1995-Present) Allstate Life Insurance Company; Vice President and Director (1995-Present), Allstate Life Insurance Company of New York. Prior to 1995, he was Vice President of the ALSC; Assistant Vice President Sales, Regional Vice President.

KAREN C. GARDNER, 44, Vice President (1996)*

Vice President (1996-Present) Allstate Insurance Company; Vice President (1996-Present) Allstate Life Insurance Company; Vice President (1996-Present)
Allstate Life Insurance Company of New York; Vice President (1997-Present) Allstate Life Financial Services, Inc.; Vice President (1996-1997) Glenbrook Life Insurance Company; Vice President (1996-Present) Laughlin Group Holdings, Inc.; Assistant Vice President (1996-Present) Lincoln Benefit Life Company; Vice President (1996-Present) Northbrook Life Insurance Company; Assistant Vice President (1996-Present) Surety Life Insurance Company. Prior to 1996 she was a Partner (1975-1996) Ernst & Young LLP.

KEVIN R. SLAWIN, 40, Director and Vice President (1996)*

Also Assistant Vice President and Assistant Treasurer (1995-1996) Allstate Insurance Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Allstate Financial Services, Inc.; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company of New York; Director and Vice President (1996-1997) and Assistant Treasurer (1995-1996) Glenbrook Life Insurance Company; Vice President (1996-Present) and Assistant Treasurer (1995-1996) Glenbrook Life and Annuity Company; Director (1996-Present) and Assistant Treasurer (1995- 1996) Laughlin Group Holdings, Inc.; Director (1996-Present) Lincoln Benefit Life Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Northbrook Life Insurance Company; Director (1996- Present) Surety Life Insurance Company; Assistant Treasurer and Director (1994-1995) Sears Roebuck and Co.; and Treasurer and First Vice President (1986-1994) Sears Mortgage Corporation.

CASEY J. SYLLA, 54, Chief Investment Officer and Director (1995)*

Also Director (1995-Present) Senior Vice President and Chief Investment Officer (1995-Present) Allstate Insurance Company; Director (1995-Present) Chief Investment Officer (1995- Present) Allstate Life Insurance Company; Chief Investment Officer (1995-Present) Allstate Life Insurance Company of New York; Chief Investment Officer (1995-1997) Glenbrook Life Insurance Company; Chief Investment Officer (1995-Present) Glenbrook Life and Annuity Company; and Director and Chief Investment Officer (1995-Present) Northbrook Life Insurance Company. Prior to 1995 he was Senior Vice President and Executive Officer-Investments (1992-1995) of Northwestern Mutual Life Insurance Company.

JAMES P. ZILS, 47, Treasurer (1995)*

Also Vice President and Treasurer (1995- Present) Allstate Insurance Company; Treasurer (1995-Present) Allstate Life Financial Services, Inc.; Treasurer (1995-Present) Allstate Life Insurance Company; Treasurer (1995-Present) Allstate Life Insurance Company of New York; Treasurer (1995-1997) Glenbrook Life Insurance Company; Treasurer (1995-Present) Glenbrook Life and Annuity Company; Treasurer (1995-Present) Laughlin Group Holdings, Inc. and Treasurer (1995-Present) Northbrook Life Insurance Company. Prior to 1995, he was Vice President of Allstate Life Insurance Company and prior to 1993, he held various management positions.

MARCIA D. ALAZRAKI, 56, Director (1993)*

Marcia D. Alazraki is an attorney practicing with the firm of Simpson, Thacher & Bartlett, New York, New York. Prior to 1991, she practiced with the firm of Shea & Gould, New York, New York.

JOSEPH F. CARLINO, 80, Director (1983)*

Joseph F. Carlino is a self-employed practicing attorney in Mineola, New York.

CLEVELAND JOHNSON, JR., 63, Director (1983)*

Cleveland Johnson, Jr. is currently a Business Development Advocate for the Town of Islip, Division of Economic Development. Previously he was a Vice President with State University of New York in Farmingdale, New York.

GERARD F. MCDERMOTT, 51, Director (1995)*

Gerard F. McDermott is also a Regional Vice President of Allstate Insurance Company. Prior to 1992, he held various management positions.

JOSEPH P. MCFADDEN, 59, Director (1992)*

Joseph P. McFadden is also a Territorial Vice President of Allstate Insurance Company. Prior to 1992, he was a Claim Vice President of Allstate Insurance Company.

JOHN R. RABEN, JR., 52, Director (1988)*

John R. Raben, Jr. is also Vice President & Municipal Bond/Public Finance Liaison with J.P. Morgan Securities, Inc.

SALLY A. SLACKE, 65, (Director) (1983)*

Sally A. Slacke is also President of Slacke Test Boring, Inc.

PATRICIA W. WILSON, 45, Director (1997)*

Also Assistant Vice President (1991 - Present) Allstate Life Insurance Company of New York; Assistant Vice President, (1993-Present) Assistant Secretary and Assistant Treasurer (1997 - Present) Allstate Life Insurance Company; Assistant Treasurer (1997 - Present) Glenbrook Life and Annuity Company; Director (1997 - Present) Lincoln Benefit Life Company; Assistant Vice President, Assistant Secretary and Assistant Treasurer (1997 - Present) Northbrook Life Insurance Company; Director (1997 Present) Surety Life Insurance Company.


*Date elected to current office.

EXECUTIVE COMPENSATION

Some executive officers of the Company also serve as officers of the Company's parent and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his duties as an executive officer of the Company. However, no officer's compensation allocated to the Company exceeded $100,000 in 1997. The allocated cash compensation of all officers of the Company as a group for services rendered in all capacities to the Company during 1997 totaled $13,025.14. Directors of the Company receive no compensation in addition to their compensation as employees of the Company. Directors of the Company who are not also employees of the Company receive compensation for services provided. Marcia D. Alazraki receives $9,000 annually; John R. Raben, Jr. and Sally A. Slacke receive $10,000 annually; Cleveland Johnson, Jr. receives $11,500 annually; and Joseph F. Carlino receives $5,500 annually.


                           SUMMARY COMPENSATION TABLE
                                                                        LONG TERM COMPENSATION

                                     ANNUAL COMPENSATION          AWARDS       PAYOUTS

              (A)                 (B)      (C)        (D)                       (F)
                                                                   (E)        SECURITIES      (G)          (H)          (I)
                                                               OTHER ANNUAL   RESTRICTED   UNDERLYING      LTIP      ALL OTHER
                                          SALARY     BONUS     COMPENSATION     STOCK     OPTIONS/SARS   PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR    ($)       ($)            ($)         AWARD(S)       (#)          ($)          ($)
---------------------------       ----    ---       ---            ---         --------       ---          ---          ---


Louis G. Lower, II.............  1997   $453,225   $500,000     $27,768      $280,589        25,914      $570,068    $8,000(1)
President and Chairman           1996   $436,800   $246,781     $10,246      $      0        18,258      $      0    $5,250(1)
of the Board of Directors        1995   $416,000   $286,650     $17,044      $      0        89,359      $411,122    $5,250(1)
James J. Brazda(2).............  1995   $115,870    $27,808     $   175      $      0          N/ A      $      0    $5,761(3)
Chief Administrative Officer
and Director


(1) Amount received by Mr. Lower which represents the value allocated to his account from employer contributions under The Savings and Profit Sharing
     Fund of Allstate Employees and prior to 1996, The Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears employees.

(2)  Mr. Brazda no longer  serves in this  capacity for Allstate Life  Insurance
     Company of New York.

(3) Amount received by Mr. Brazda which represents the value allocated to his account from employer contributions under The Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears employees.

LEGAL PROCEEDINGS

The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the financial condition of the Company.

EXPERTS

The financial statements and financial statement schedules of the Company included in this prospectus have been audited by Deloitte & Touche LLP, Two Prudential Plaza, 180 North Stetson Avenue, Chicago, IL 60601-6779, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Freedman, Levy, Kroll & Simonds, Washington, DC has advised the Company on certain federal securities law matters. All matters of New York law pertaining to the Contract, including the validity of the Contract and the Company's right to issue such Contract under New York insurance law, have been passed upon by Michael J. Velotta, General Counsel of the Company.

                           INDEPENDENT AUDITORS' REPORT


INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK:

We have audited the accompanying Statements of Financial Position of Allstate Life Insurance Company of New York (the "Company") as of December 31, 1997 and 1996, and the related Statements of Operations, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1997. Our audits also included Schedule IV - Reinsurance and Schedule V - Valuation and Qualifying Accounts. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, Schedule IV - Reinsurance and Schedule V - Valuation and Qualifying Accounts, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


/s/ Deloitte & Touche LLP

Chicago, Illinois
February 20, 1998

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                        STATEMENTS OF FINANCIAL POSITION


                                                                                         December 31,
                                                                                         ------------
($ in thousands)                                                                   1997                1996
                                                                                   ----                ----

ASSETS
Investments
  Fixed income securities, at fair value (amortized cost
           $1,510,110 and $1,378,155)                                        $     1,756,257    $     1,500,783
  Mortgage loans                                                                     114,627             84,657
  Policy loans                                                                        27,600             25,359
  Short-term                                                                           9,513             25,855
                                                                             ---------------    ---------------
      Total investments                                                            1,907,997          1,636,654

Deferred acquisition costs                                                            71,946             61,559
Accrued investment income                                                             21,725             20,321
Reinsurance recoverables                                                               1,726              2,566
Cash                                                                                     393              1,027
Other assets                                                                           6,167              7,489
Separate Accounts                                                                    308,595            260,668
                                                                             ---------------    ---------------
        Total assets                                                         $     2,318,549    $     1,990,284
                                                                             ===============    ===============

LIABILITIES
Reserve for life-contingent contract benefits                                $     1,084,409    $       911,457
Contractholder funds                                                                 607,474            572,480
Income taxes payable                                                                   1,419                  -
Deferred income taxes                                                                 16,990              3,692
Other liabilities and accrued expenses                                                10,985              6,405
Net payable to affiliates                                                              5,267              2,515
Separate Accounts                                                                    308,595            260,668
                                                                             ---------------    ---------------
        Total liabilities                                                          2,035,139          1,757,217
                                                                             ---------------        -----------

SHAREHOLDER'S EQUITY
Common stock, $25 par value, 80,000 shares
     authorized, issued and outstanding                                                2,000              2,000
Additional capital paid-in                                                            45,787             45,787
Unrealized net capital gains                                                          64,479             36,852
Retained income                                                                      171,144            148,428
                                                                             ---------------    ---------------
        Total shareholder's equity                                                   283,410            233,067
                                                                             ---------------    ---------------
        Total liabilities and shareholder's equity                           $     2,318,549    $     1,990,284
                                                                             ===============    ===============


See notes to financial statements.

                 ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                            STATEMENTS OF OPERATIONS

                                                                              Year Ended December 31,
                                                                              -----------------------
($ in thousands)                                                      1997              1996             1995
                                                                      ----              ----             ----
REVENUES
Premiums (net of reinsurance
    ceded of $3,087, $2,273 and $2,147)                          $      90,366    $      91,825     $     126,713
Contract charges                                                        28,597           25,281            21,603
Net investment income                                                  124,887          112,862           104,384
Realized capital gains and losses                                          701           (1,581)           (1,846)
                                                                 -------------    -------------     -------------
                                                                       244,551          228,387           250,854
                                                                 -------------    -------------     -------------
COSTS AND EXPENSES
Contract benefits (net of reinsurance recoveries
    of $1,985, $2,827 and $1,581)                                      179,872          172,772           198,055
Amortization of deferred acquisition costs                               5,023            6,512             5,502
Operating costs and expenses                                            23,644           16,874            17,864
                                                                 -------------    -------------     -------------
                                                                       208,539          196,158           221,421
                                                                 -------------    -------------     -------------

INCOME FROM OPERATIONS BEFORE
     INCOME TAX EXPENSE                                                 36,012           32,229            29,433
INCOME TAX EXPENSE                                                      13,296           11,668             9,911
                                                                 -------------    -------------     -------------

NET INCOME                                                       $      22,716    $      20,561     $      19,522
                                                                 =============    =============     =============


See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                            Year Ended December 31,
                                                                            -----------------------
($ in thousands)                                                    1997              1996             1995
                                                                    ----              ----             ----
COMMON STOCK                                                   $        2,000   $        2,000    $        2,000
                                                               --------------   --------------    --------------

ADDITIONAL CAPITAL PAID-IN                                             45,787           45,787            45,787
                                                               --------------   --------------    --------------

UNREALIZED NET CAPITAL GAINS
Balance, beginning of year                                             36,852           74,413            (6,891)
Net change                                                             27,627          (37,561)           81,304
                                                               --------------   --------------    --------------
Balance, end of year                                                   64,479           36,852            74,413
                                                               --------------   --------------    --------------

RETAINED INCOME
Balance, beginning of year                                            148,428          127,867           108,345
Net income                                                             22,716           20,561            19,522
                                                               --------------   --------------    --------------
Balance, end of year                                                  171,144          148,428           127,867
                                                               --------------   --------------    --------------
     Total shareholder's equity                                $      283,410   $      233,067    $      250,067
                                                               ==============   ==============    ==============


See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                            STATEMENTS OF CASH FLOWS

                                                                            Year Ended December 31,
                                                                            -----------------------
($ in thousands)                                                    1997              1996             1995
                                                                    ----              ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                     $       22,716   $       20,561    $       19,522
Adjustments to reconcile net income to net
     cash provided by operating activities
         Depreciation, amortization and other
           non-cash items                                             (31,112)         (26,172)          (22,348)
         Realized capital gains and losses                               (701)           1,581             1,846
         Interest credited to contractholder funds                     31,667           25,817            26,924
         Increase in life-contingent contract
           benefits and contractholder funds                           68,114           75,217           103,513
         Increase in deferred acquisition costs                       (10,781)          (6,859)           (5,537)
         Increase in accrued investment income                         (1,404)          (1,493)           (2,497)
         Change in deferred income taxes                               (1,578)             257            (2,677)
         Changes in other operating assets and
           liabilities                                                 11,369           (4,234)            3,897
                                                               --------------   --------------    --------------
              Net cash provided by operating
                 activities                                            88,290           84,675           122,643
                                                               --------------   --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of fixed income securities                         15,723           28,454            13,526
Investment collections
        Fixed income securities available for sale                    120,061           72,751            30,871
        Fixed income securities held to maturity                            -                -             3,067
        Mortgage loans                                                  5,365           12,508             6,499
Investment purchases
        Fixed income securities available for sale                   (236,984)        (236,252)         (142,205)
        Fixed income securities held to maturity                            -                -           (32,046)
        Mortgage loans                                                (35,200)         (10,325)           (9,864)
Change in short-term investments, net                                  16,342          (18,598)              (45)
Change in policy loans, net                                            (2,241)          (2,574)             (859)
                                                               --------------   --------------    --------------
              Net cash used in investing activities                  (116,934)        (154,036)         (131,056)
                                                               --------------   --------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
Contractholder fund deposits                                           79,384          115,420            76,534
Contractholder fund withdrawals                                       (51,374)         (46,504)          (68,412)
                                                               --------------   --------------    --------------
              Net cash provided by financing
                 activities                                            28,010           68,916             8,122
                                                               --------------   --------------    --------------

NET DECREASE IN CASH                                                     (634)            (445)             (291)
CASH AT BEGINNING OF YEAR                                               1,027            1,472             1,763
                                                               --------------   --------------    --------------
CASH AT END OF YEAR                                            $          393   $        1,027    $        1,472
                                                               ==============   ==============    ==============

See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                         NOTES TO FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)

1.    General

Basis of presentation
The accompanying financial statements include the accounts of Allstate Life Insurance Company of New York (the "Company"). The Company is wholly owned by a wholly owned subsidiary ("Parent") of Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation (the "Corporation"). On June 30, 1995, Sears, Roebuck and Co. ( "Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend (the "Distribution"). These financial statements have been prepared in conformity with generally accepted accounting principles.

To conform with the 1997 presentation, certain amounts in the prior years' financial statements and notes have been reclassified.

Nature of operations
The Company markets a broad line of life insurance and annuity products in the State of New York. Life insurance includes traditional products such as whole life and term life insurance, as well as universal life and other interest-sensitive life products. Annuities include deferred annuities, such as variable annuities and fixed rate single and flexible premium annuities, and immediate annuities such as structured settlement annuities. The Company distributes its products using a combination of Allstate agents which include life specialists, banks, independent agents, brokers and direct response marketing.

Structured settlement annuity contracts issued by the Company are long-term in nature and involve fixed guarantees relating to the amount and timing of benefit payments. Single and flexible premium deferred annuity contracts issued by the Company are subject to discretionary withdrawal or surrender by the customers, subject to applicable surrender charges. In a low interest rate environment, funds from maturing investments, particularly those supporting long-term structured settlement annuity obligations, may be reinvested at substantially lower interest rates than those which prevailed when the funds were previously invested.

The Company utilizes various modeling techniques in managing the relationship between assets and liabilities. The fixed income securities supporting the Company's obligations have been selected to meet, to the extent possible, the anticipated cash flow requirements of the related liabilities. The Company employs strategies to minimize its exposure to interest rate risk and to maintain investments which are sufficiently liquid to meet obligations to contractholders in various interest rate scenarios.

The Company monitors economic and regulatory developments which have the potential to impact its business. There continues to be new and proposed federal and state regulation and legislation that would allow banks greater participation in the securities and insurance businesses, which will present an increased level of competition for sales of the Company's life and annuity products. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the demand for these products.

Although the Company currently benefits from agreements with financial services entities who market and distribute its products, consolidation within that industry and specifically, a change in control of those entities with which the Company partners, could affect the Company's sales.

Enacted and pending state legislation to permit mutual insurance companies to convert to a hybrid structure known as a mutual holding company could have a number of significant effects on the Company by (1) increasing industry competition through consolidation caused by mergers and acquisitions related to the new corporate form of business; (2) increasing competition in capital markets; and (3) reopening stock/mutual company disagreements related to such issues as taxation disparity between mutual and stock insurance companies.

                 ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

2.   Summary of Significant Accounting Policies

Investments
Fixed income securities include bonds and mortgage-backed and asset-backed securities. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The difference between amortized cost and fair value, net of deferred income taxes, certain deferred acquisition costs, and reserves for life-contingent contract benefits, is reflected as a component of shareholder's equity. Provisions are recognized for declines in the value of fixed income securities that are other than temporary. Such writedowns are included in realized capital gains and losses.

Mortgage loans are carried at outstanding principal balance, net of unamortized premium or discount and valuation allowances. Valuation allowances are established for impaired loans when it is probable that contractual principal and interest will not be collected. Valuation allowances for impaired loans reduce the carrying value to the fair value of the collateral or the present value of the loan's expected future repayment cash flows discounted at the loan's original effective interest rate. Valuation allowances on loans not considered to be impaired are established based on consideration of the underlying collateral, borrower financial strength, current and expected future market conditions, and other factors.

Short-term investments are carried at amortized cost which approximates fair value. Policy loans are carried at the unpaid principal balances.

Investment income consists primarily of interest, which is recognized on an accrual basis. Interest income on mortgage-backed and asset-backed securities is determined on the effective yield method, based on estimated principal repayments. Accrual of income is suspended for fixed income securities and mortgage loans that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

Derivative financial instruments
The Company utilizes futures contracts which are derivative financial instruments. When futures meet specific criteria they may be designated as accounting hedges and accounted for on a deferral basis, depending upon the nature of the hedge strategy and the method used to account for the hedged item.

If, subsequent to entering into a hedge transaction, the futures contract becomes ineffective (including if the hedged item is sold or otherwise extinguished or the occurrence of a hedged anticipatory transaction is no longer probable), the Company terminates the derivative position. Gains and losses on these terminations are reported in realized capital gains and losses in the period they occur. The Company may also terminate derivatives as a result of other events or circumstances. Gains and losses on these terminations are either deferred and amortized over the remaining life of either the hedge or the hedged item, whichever is shorter, or are reported in shareholder's equity, consistent with the accounting for the hedged item. Futures contracts must reduce the primary market risk exposure on an enterprise basis in conjunction with the hedge strategy; be designated as a hedge at the inception of the transaction; and be highly correlated with the fair value of, or interest income or expense associated with, the hedged item at inception and throughout the hedge period.

Under deferral accounting, gains and losses on derivatives are deferred on the statement of financial position and recognized in earnings in conjunction with earnings on the hedged item. The Company accounts for interest rate futures contracts as hedges using deferral accounting for anticipatory investment purchases and sales when the criteria for futures (discussed above) are met. In addition, anticipated transactions must be probable of occurrence and their significant terms and characteristics identified.

Changes in fair values of these types of derivatives are initially deferred as other liabilities and accrued expenses. Once the anticipated transaction occurs, the deferred gains or losses are considered part of the cost basis of the asset and reported net of tax in shareholder's equity or recognized as a gain or loss from disposition of the asset, as appropriate. The Company reports initial margin deposits on futures in short-term investments. Fees and commissions paid on these derivatives are also deferred as an adjustment to the carrying value of the hedged item.

                 ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

Recognition of premium revenues and contract charges
Premiums for traditional life insurance are recognized as revenue when due. Accident and disability premiums are earned on a pro rata basis over the policy period. Revenues on interest-sensitive life insurance policies are comprised of contract charges and fees, and are recognized when assessed against the policyholder account balance. Revenues on most annuities, which are considered investment contracts, include contract charges and fees for contract administration and surrenders. These revenues are recognized when levied against the contract balance. Gross premium in excess of the net premium on limited payment contracts, primarily structured settlement annuities when sold with life contingencies, are deferred and recognized over the contract period.

Reinsurance
Certain premiums and contract benefits are ceded and reflected net of such cessions in the statements of operations. Reinsurance recoverable and the related reserves for life-contingent contract benefits are reported separately in the statements of financial position. The Company continues to have primary liability as the direct insurer for risks reinsured.

Deferred acquisition costs
Certain costs of acquiring life and annuity business, principally agents' remuneration, premium taxes, certain underwriting costs and direct mail solicitation expenses are deferred and amortized to income. For traditional life insurance, limited payment contracts and accident and disability insurance, these costs are amortized in proportion to the estimated revenues on such business. For universal life-type policies and investment contracts, the costs are amortized in relation to the present value of estimated gross profits on such business. Changes in the amount or timing of estimated gross profits will result in adjustments in the cumulative amortization of these costs. To the extent that unrealized gains or losses on fixed income securities carried at fair value would result in an adjustment of deferred acquisition costs had those gains or losses actually been realized, the related unamortized deferred acquisition costs are recorded as a reduction of the unrealized gains or losses included in shareholder's equity, net of deferred income taxes.

Income taxes
The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are insurance reserves and deferred acquisition costs. Deferred income taxes also arise from unrealized capital gains and losses on fixed income securities carried at fair value.

Separate Accounts
The Company issues flexible premium deferred variable annuity contracts, the assets and liabilities of which are legally segregated and reflected in the accompanying statements of financial position as assets and liabilities of the Separate Accounts (Allstate Life of New York Variable Annuity Account, Allstate Life of New York Variable Annuity Account II and Allstate Life of New York Separate Account A, unit investment trusts registered with the Securities and Exchange Commission).

The assets of the Separate Accounts are carried at fair value. Investment income and realized capital gains and losses of the Separate Accounts accrue directly to the contractholders and, therefore, are not included in the Company's statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance fees, administration fees and mortality and expense risk charges.

                 ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

Reserves for life-contingent contract benefits
The reserve for life-contingent contract benefits, which relates to traditional life insurance, group annuities and structured settlement annuities with life contingencies, disability insurance and accident insurance, is computed on the basis of assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Reserve interest rates ranged from 4.00% to 11.00% during 1997. To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, the related increase in reserves is recorded as a reduction of the unrealized gains included in shareholder's equity, net of deferred income taxes.

Contractholder funds
Contractholder funds arise from the issuance of individual or group policies and contracts that include an investment component, including most annuities and universal life policies. Payments received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses. Credited interest rates on contractholder funds ranged from 3.30% to 9.75% for those contracts with fixed interest rates and from 3.25% to 7.75% for those with flexible rates during 1997.

Off-balance-sheet financial instruments
Commitments to extend mortgage loans have only off-balance-sheet risk because their contractual amounts are not recorded in the Company's statements of financial position.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


3.   Related Party Transactions

Reinsurance
The Company cedes business to the Parent under reinsurance treaties to limit aggregate and single exposures on large risks. Premiums and policy benefits ceded totaled $2,171 and $327 in 1997, $1,383 and $1,662 in 1996, and $1,259 and
$278 in 1995, respectively. Included in the reinsurance recoverable at December 31, 1997 and 1996 are amounts due from the Parent of $342 and $965, respectively.


Structured settlement annuities
AIC, through an affiliate, purchased $12,766, $15,610 and $11,243 of structured settlement annuities from the Company in 1997, 1996 and 1995, respectively. Of these amounts, $3,468, $8,517 and $4,164 relate to structured settlement annuities with life contingencies and are included in premium income in 1997, 1996 and 1995, respectively. Additionally, the reserve for life-contingent contract benefits was increased by approximately 94% of such premium received in each of these years.

Business operations
The Company utilizes services and business facilities owned or leased, and operated by AIC in conducting its business activities. The Company reimburses AIC for the operating expenses incurred by AIC on behalf of the Company. The cost to the Company is determined by various allocation methods and is primarily related to the level of services provided. Expenses allocated to the Company were $27,632, $23,134 and $21,288 in 1997, 1996 and 1995, respectively. A portion of these expenses related to the acquisition of life and annuity business is deferred and amortized over the contract period.

                 ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

4.   Investments

Fair values
The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:

                                                                         Gross Unrealized
                                                                         ----------------
                                                   Amortized                                              Fair
                                                      Cost             Gains            Losses            Value
                                                   ---------           -----            ------            -----
At December 31, 1997
--------------------
    U.S. government and agencies                 $      416,203   $      126,824    $         (212)  $      542,815
    Municipal                                            35,382            2,449               (22)          37,809
    Corporate                                           803,935          103,700              (479)         907,156
    Mortgage-backed securities                          215,465           13,442              (166)         228,741
    Asset-backed securities                              39,125              642               (31)          39,736
                                                 --------------   --------------    --------------   --------------
       Total fixed income securities             $    1,510,110   $      247,057    $         (910)  $    1,756,257
                                                 ==============   ==============    ==============   ==============

At December 31, 1996
--------------------
    U.S. government and agencies                 $      387,806   $       54,349    $       (2,642)  $      439,513
    Municipal                                            36,158            1,883              (406)          37,635
    Corporate                                           734,500           68,022            (4,592)         797,930
    Mortgage-backed securities                          188,480            6,793            (1,106)         194,167
    Asset-backed securities                              31,211              394               (67)          31,538
                                                 --------------   --------------    --------------   --------------
       Total fixed income securities             $    1,378,155   $      131,441    $       (8,813)  $    1,500,783
                                                 ==============   ==============    ==============   ==============


Scheduled maturities
The scheduled maturities for fixed income securities are as follows at December 31, 1997:

                                                                          Amortized
                                                                            Cost            Fair Value
                                                                       --------------    ---------------
Due in one year or less                                                $        18,751   $        18,839
Due after one year through five years                                           74,886            77,931
Due after five years through ten years                                         221,116           237,020
Due after ten years                                                            940,767         1,153,990
                                                                       ---------------   ---------------
                                                                             1,255,520         1,487,780
  Mortgage- and asset-backed securities                                        254,590           268,477
                                                                       ---------------   ---------------
       Total                                                           $     1,510,110   $     1,756,257
                                                                       ===============   ===============

Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)



Net investment income

Year ended December 31,                                               1997              1996             1995
----------------------                                                ----              ----             ----

Fixed income securities                                       $     116,763    $     104,583     $      95,212
Mortgage loans                                                        7,896            7,113             7,999
Other                                                                 2,200            2,942             2,744
                                                              -------------    -------------     -------------
    Investment income, before expense                               126,859          114,638           105,955
    Investment expense                                                1,972            1,776             1,571
                                                              -------------    -------------     -------------
    Net investment income                                     $     124,887    $     112,862     $     104,384
                                                              ==============   =============     =============


Realized capital gains and losses


Year ended December 31,                                            1997             1996              1995
-----------------------                                            ----             ----              ----

Fixed income securities                                       $         922   $      (1,522)     $         422
Mortgage loans                                                         (221)            (59)            (2,268)
                                                              -------------   -------------      -------------
      Realized capital gains and losses                                 701          (1,581)            (1,846)
      Income tax expense (benefit)                                      245            (553)              (646)
                                                              -------------   -------------      -------------
      Realized capital gains and losses, after tax            $         456   $      (1,028)     $      (1,200)
                                                              =============   =============      =============

Excluding calls and prepayments, gross gains of $471, $480 and $172 and gross losses of $105, $2,308 and $105 were realized on sales of fixed income securities during 1997, 1996 and 1995, respectively.

Unrealized net capital gains
Unrealized   net  capital   gains  on  fixed  income   securities   included  in
shareholder's equity at December 31, 1997 are as follows:

                                                                 Cost/                           Unrealized
                                                               Amortized          Fair              Net
                                                                 Cost             Value             Gains
                                                            -------------    -------------     -------------
Fixed income securities                                     $   1,510,110    $   1,756,257     $     246,147
                                                            =============    =============
Reserves for life insurance policy benefits                                                         (145,455)
Deferred income taxes                                                                                (34,720)
Deferred acquisition costs and other                                                                  (1,493)
                                                                                               -------------
Unrealized net capital gains                                                                   $      64,479
                                                                                               =============

Change in unrealized net capital gains

Year ended December 31,                                           1997              1996             1995
-----------------------                                           ----              ----             ----

Fixed income securities                                     $     123,519    $     (82,847)    $     216,975
Reserves for life insurance policy benefits                       (80,155)          24,300           (89,600)
Deferred income taxes                                             (14,876)          20,224           (43,779)
Deferred acquisition costs and other                                 (861)             762            (2,292)
                                                            -------------    -------------     -------------
Increase (decrease)  in unrealized net
      capital gains                                         $      27,627    $     (37,561)    $      81,304
                                                            =============    =============     =============

                 ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

Investment loss provisions and valuation allowances
Pretax provisions for investment losses, principally relating to other than temporary declines in value of fixed income securities and valuation allowances on mortgage loans were $261, $208 and $2,448 in 1997, 1996 and 1995, respectively.

Mortgage loan impairment
A mortgage loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

The Company had no impaired loans at December 31, 1997 and 1996. The net carrying value of impaired loans at December 31, 1995 was $9,647, measured at the fair value of the collateral. The total investment in impaired mortgage loans before valuation allowance at December 31, 1995 was $11,581 and the related allowance on these impaired loans was $1,934.

Activity in the valuation allowance for all mortgage loans for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:


                                         1997                  1996                 1995
                                         ----                  ----                 ----

Balance at January 1                $       225              $  1,952             $  1,179
    Net additions (reductions)              261                  (296)               1,923
    Direct write-downs                        -                (1,431)              (1,150)
                                    -----------              --------             --------
Balance at December 31              $       486              $    225             $  1,952
                                    ===========              ========             ========

Interest income is recognized on a cash basis for impaired loans carried at the fair value of the collateral, beginning at the time of impairment. For other impaired loans, interest is accrued based on the net carrying value. There were no impaired loans during 1997. The Company recognized interest income of $281 and $1,398 on impaired loans during 1996 and 1995, respectively, of which $281 and $1,194 was received in cash during 1996 and 1995, respectively. The average recorded investment in impaired loans was $5,154 and $8,900 during 1996 and 1995, respectively.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

Investment concentration for municipal bond and commercial mortgage portfolios and other investment information
The Company maintains a diversified portfolio of municipal bonds. The largest concentrations in the portfolio are presented below. Except for the following, holdings in no other state exceeded 5% of the portfolio at December 31, 1997 and 1996:

(% of municipal bond portfolio carrying value)         1997            1996
                                                       ----            ----

         Ohio                                          28.4%           25.9%
         California                                    22.7            24.3
         Illinois                                      19.8            19.0
         Maryland                                       8.0             7.8
         Maine                                          5.6             5.7
         Minnesota                                      5.5             5.3
         New York                                       5.4             5.3

The Company's mortgage loans are collateralized by a variety of commercial real estate property types located throughout the United States. Substantially all of the commercial mortgage loans are non-recourse to the borrower. The states with the largest portion of the commercial mortgage loan portfolio are listed below. Except for the following, holdings in no other state exceed 5% of the portfolio at December 31, 1997 and 1996:

(% of commercial mortgage portfolio carrying value)     1997        1996
                                                        ----        ----

         California                                     47.7%      49.1%
         New York                                       30.5       21.1
         Illinois                                       15.3       21.3

The types of properties collateralizing the commercial mortgage loans at December 31, are as follows:


(% of commercial mortgage portfolio carrying value)       1997         1996
                                                          ----         ----

         Retail                                             38.8%      39.1%
         Warehouse                                          25.4        24.2
         Office buildings                                   15.3        14.3
         Apartment complex                                  14.9        14.6
         Industrial                                          4.9         6.8
         Other                                               0.7         1.0
                                                          ------      ------
                                                           100.0%      100.0%
                                                          ======      ======


The contractual maturities of the commercial mortgage loan portfolio as of December 31, 1997, for loans that were not in foreclosure are as follows:

                 Number of Loans      Carrying Value                   Percent
                 ---------------      ---------------                  -------
1999                     3            $         5,302                     4.6%
2000                     4                      7,927                     6.9
2001                     5                      7,340                     6.4
2002                     2                      6,385                     5.6
Thereafter              23                     87,673                    76.5
                     -----            ---------------                  ------
     Total              37            $       114,627                   100.0%
                     =====            ===============                  ======

In 1997, $7.3 million of commercial mortgage loans were contractually due. Of these, 20.9% were paid as due and 79.1% were refinanced at prevailing market terms.

                 ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               ($ IN THOUSANDS)

Securities on deposit
At December 31, 1997, fixed income securities with a carrying value of $1,981 were on deposit with regulatory authorities as required by law.


5.   Financial Instruments

In the normal course of business, the Company invests in various financial assets, incurs various financial liabilities and enters into agreements involving derivative financial instruments and other off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including deferred acquisition costs and reinsurance recoverables) and liabilities (including reserve for life-contingent contract benefits and deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments, accrued investment income and cash are generally of a short-term nature. It is assumed that their carrying value approximates fair value.

Financial assets
The carrying value and fair value of financial assets at December 31, are as follows:


                                                        1997                                 1996
                                                        ----                                 ----
                                            Carrying             Fair           Carrying              Fair
                                              Value              Value           Value                Value
                                            --------             -----          --------              -----
Fixed income securities                 $    1,756,257     $    1,756,257     $   1,500,783    $     1,500,783
Mortgage loans                                 114,627            120,849            84,657             83,789
Short-term investments                           9,513              9,513            25,855             25,855
Policy loans                                    27,600             27,600            25,359             25,359
Separate Accounts                              308,595            308,595           260,668            260,668


                 ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               ($ IN THOUSANDS)

Carrying value and fair value include the effects of derivative financial instruments where applicable.

Fair values for fixed income securities are based on quoted market prices where available. Non-quoted securities are valued based on discounted cash flows using current interest rates for similar securities. Mortgage loans are valued based on discounted contractual cash flows. Discount rates are selected using current rates at which similar loans would be made to borrowers with similar characteristics, using similar properties as collateral. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral. Short-term investments are highly liquid investments with maturities of less than one year whose carrying value approximates fair value.

The carrying value of policy loans approximates its fair value. Separate Accounts assets are carried in the statements of financial position at fair value.

Financial liabilities
The carrying value and fair value of financial liabilities at December 31, are as follows:

                                                  1997                     1996
                                                  ----                     ----
                                         Carrying       Fair       Carrying     Fair
                                          Value         Value        Value      Value
                                         --------       -----      --------     -----
Contractholder funds on
     investment contracts               $437,449       $466,136     $421,642   $430,696
Separate Accounts                        308,595        308,595      260,668    260,668


                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               ($ IN THOUSANDS)


The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charges. The fair value of immediate annuities and annuities without life contingencies with fixed terms is estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Separate Accounts liabilities are carried at the fair value of the underlying assets.

Derivative financial instruments
The Company primarily uses derivative financial instruments to reduce its exposure to market risk, specifically interest rate risk, in conjunction with asset/liability management. The Company does not hold or issue these instruments for trading purposes.

The following table summarizes the contract or notional amount, credit exposure, fair value and carrying value of the Company's derivative financial instruments:


                                           Contract/                                           Carrying Value
                                           Notional           Credit             Fair             Assets/
                                            Amount           Exposure            Value         (Liabilities)
                                           ---------         --------            -----         --------------
At December 31, 1997
--------------------
Financial futures contracts            $      29,800     $           -     $        (153)    $        (810)

At December 31, 1996
--------------------
Financial futures contracts            $       6,700     $          56     $          56     $         266



The contract or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these agreements.

Credit exposure represents the Company's potential loss if all of the counterparties failed to perform under the contractual terms of the contracts and all collateral, if any, became worthless. This exposure is represented by the fair value of contracts with a positive fair value at the reporting date reduced by the effect, if any, of master netting agreements.

The Company manages its exposure to credit risk by utilizing highly rated counterparties, establishing risk control limits, executing legally enforceable master netting agreements and obtaining collateral where appropriate. To date, the Company has not incurred any losses on derivative financial instruments due to counterparty nonperformance.

Fair value is the estimated amount that the Company would receive (pay) to terminate or assign the contracts at the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer and exchange quotes are available for the Company's derivatives.

Financial futures are commitments to either purchase or sell designated financial instruments at a future date for a specified price or yield. They may be settled in cash or through delivery. As part of its asset/liability management, the Company generally utilizes futures contracts to manage its market risk related to fixed income securities and anticipatory investment purchases and sales. Futures used as hedges of anticipatory transactions pertain to identified transactions which are probable to occur and are generally completed within ninety days. Futures contracts have limited off-balance-sheet credit risk as they are executed on organized exchanges and require security deposits, as well as the daily cash settlement of margins.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)



Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. Market risk exists for all of the derivative financial instruments that the Company currently holds, as these instruments may become less valuable due to adverse changes in market conditions. The Company mitigates this risk through established risk limits set by senior management. In addition, the change in the value of the Company's derivative financial instruments designated as hedges are generally offset by the change in the value of the related assets and liabilities.

Off-balance-sheet financial instruments
Commitments to extend mortgage loans are agreements to lend to a borrower provided there is no violation of any condition established in the contract. The Company enters these agreements to commit to future loan fundings at a predetermined interest rate. Commitments generally have fixed expiration dates or other termination clauses. Commitments to extend mortgage loans, which are secured by the underlying properties, are valued based on estimates of fees charged by other institutions to make similar commitments to similar borrowers. At December 31, 1997 and 1996, the Company had $18,000 and $6,190 in mortgage loan commitments which had a fair value of $180 and $62, respectively.


6.   Income Taxes

The Company joins the Corporation and its other eligible domestic subsidiaries in the filing of a consolidated federal income tax return (the "Allstate Group") and is party to a federal income tax allocation agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, the Company paid to or received from the Corporation the amount, if any, by which the Allstate Group's federal income tax liability was affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this results in the Company's annual income tax provision being computed, with adjustments, as if the Company filed a separate return.

Prior to the Distribution, the Corporation and all of its eligible domestic subsidiaries, including the Company, joined with Sears and its domestic business units (the "Sears Group") in the filing of a consolidated federal income tax return (the "Sears Tax Group") and were parties to a federal income tax allocation agreement (the "Sears Tax Sharing Agreement"). Under the Sears Tax Sharing Agreement, the Company, through the Corporation, paid to or received from the Sears Group the amount, if any, by which the Sears Tax Group's federal income tax liability was affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this resulted in the Company's annual income tax provision being computed as if the Allstate Group filed a separate consolidated return, except that items such as net operating losses, capital losses or similar items, which might not be recognized in a separate return, were allocated according to the Sears Tax Sharing Agreement.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

The Allstate Group and Sears Group have entered into an agreement which governs their respective rights and obligations with respect to federal income taxes for all periods prior to the Distribution ("Consolidated Tax Years"). The agreement provides that all Consolidated Tax Years will continue to be governed by the Sears Tax Sharing Agreement with respect to the Allstate Group's federal income tax liability.

The components of the deferred income tax assets and liabilities at December 31, are as follows:

                                                        1997                  1996
                                                        ----                  ----
Deferred assets
Life-contingent contract reserves and
   contractholder funds                                $ 34,084            $ 27,951
Difference in tax bases of investments                      742                 270
Loss on disposal of discontinued operations                 364                 375
Other postretirement benefits                               352                 524
Other assets                                                255               1,789
                                                      ---------            --------
      Total deferred assets                              35,797              30,909
                                                      ---------            --------

Deferred liabilities
Unrealized net capital gains                            (34,720)            (19,844)
Deferred acquisition costs                              (15,821)            (14,020)
Prepaid commission expense                                 (792)               (717)
Other liabilities                                        (1,454)                (20)
                                                      ---------            --------
      Total deferred liabilities                        (52,787)            (34,601)
                                                      ---------            --------
      Net deferred liability                          $ (16,990)           $ (3,692)
                                                      =========            ========



The components of income tax expense for the year ended December 31, are as follows:

                                          1997                1996               1995
                                          ----                ----               ----

Current                                    $ 14,874           $ 11,411            $ 12,588
Deferred                                     (1,578)               257              (2,677)
                                           --------           --------            --------
      Total income tax expense             $ 13,296           $ 11,668            $  9,911
                                           ========           ========            ========


The Company paid income taxes of $13,350, $11,968 and $12,096 in 1997, 1996 and 1995, respectively. The Company had an income tax payable of $1,419 at December 31, 1997 and an income tax recoverable of $105 at December 31, 1996.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the year ended December 31, is as follows:

                                                    1997        1996        1995
                                                    ----        ----        ----

Statutory federal income tax rate                   35.0%       35.0%       35.0%
State income tax expense                             2.2         2.4         2.3
Other                                                (.3)       (1.2)       (1.3)
                                                    ----        ----        ----
Effective income tax rate                           36.9%       36.2%       36.0%
                                                    ====        ====        ====


Prior to January 1, 1984, the Company was entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 1997, approximately $389, will result in federal income taxes payable of $136 if distributed by the Company. No provision for taxes has been made as the Company has no plan to distribute amounts from this account. No further additions to the account are allowed under the Tax Reform Act of 1984.


7.   Statutory Financial Information

The following tables reconcile net income for the year ended December 31, and shareholder's equity at December 31, as reported herein in conformity with generally accepted accounting principles with statutory net income and capital and surplus, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:


                                                           Net Income
                                                           ----------
                                                  1997        1996       1995
                                                  ----        ----       ----

Balance per generally accepted accounting
 principles                                    $ 22,716    $ 20,561    $ 19,522
   Deferred acquisition costs                   (10,782)     (6,858)     (5,537)
   Deferred income taxes                         (1,578)        257      (2,677)
   Statutory reserves                             7,749       6,101      11,380
   Other postretirement and postemployment
     benefits                                       (36)        (34)         71
   Other                                            522      (1,882)        441
                                               --------    --------    --------
Balance per statutory accounting practices     $ 18,591    $ 18,145    $ 23,200
                                               ========    ========    ========


                                                          Shareholder's Equity
                                                          --------------------
                                                             1997       1996
                                                             ----       ----

Balance per generally accepted accounting principles     $ 283,410    $ 233,067
    Deferred acquisition costs                             (71,946)     (61,559)
    Deferred income taxes                                   16,990        3,692
    Unrealized gain/loss on fixed income securities       (246,147)    (122,628)
    Non-admitted assets                                     (4,301)      (2,739)
    Statutory reserves                                     207,163      115,725
    Other postretirement and postemployment benefits         1,007        1,074
    Other                                                   (1,556)      (1,613)
                                                         ---------    ---------
Balance per statutory accounting practices               $ 184,620    $ 165,019
                                                         =========    =========

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               ($ IN THOUSANDS)



Permitted statutory accounting practices
The Company prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the New York Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company does not follow any permitted statutory accounting practices that have a material effect on statutory surplus, statutory net income or risk-based capital.

Final approval of the NAIC's proposed "Comprehensive Guide" on statutory accounting principles is expected in early 1998. The requirements may be effective as early as January 1, 1999, and are not expected to have a material impact on statutory surplus of the Company.

Dividends
The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors. Under New York Insurance Law, a notice of intention to distribute any dividend must be filed with the New York Superintendent of Insurance not less than 30 days prior to the distribution. Such proposed declaration is subject to the Superintendent's disapproval.


8.  Benefit Plans

Pension plans
Defined benefit pension plans, sponsored by the Corporation, cover domestic full-time employees and certain part-time employees. Benefits under the pension plans are based upon the employee's length of service, average annual compensation and estimated social security retirement benefits. The Corporation's funding policy for the pension plans is to make annual contributions in accordance with accepted actuarial cost methods. The costs to the Company included in net income were $597, $490 and $446 for the pension plans in 1997, 1996 and 1995, respectively.

Postretirement benefits other than pensions
The Corporation provides certain health care and life insurance benefits for retired employees. Qualified employees may become eligible for these benefits if they retire in accordance with the Corporation's established retirement policy and are continuously insured under the Corporation's group plans or other approved plans for 10 or more years prior to retirement. The Corporation shares the cost of the retiree medical benefits with retirees based on years of service, with the Corporation's share being subject to a 5% limit on annual medical cost inflation after retirement. The Corporation's postretirement benefit plans currently are not funded. The Corporation has the right to modify or terminate these plans.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)
                               ($ IN THOUSANDS)






Profit sharing fund
Employees of the Corporation and its domestic subsidiaries are also eligible to become members of The Savings and Profit Sharing Fund of Allstate Employees ("Allstate Plan"). The Corporation's contributions are based on the Corporation's matching obligation and performance. The Allstate Plan includes an Employee Stock Ownership Plan ("Allstate ESOP") to pre-fund a portion of the Corporation's anticipated contribution. The Allstate Plan and the Allstate ESOP split from The Savings and Profit Sharing Fund of Sears Employees ("Sears Plan") on the date of the Distribution. In connection with this, the Corporation paid Sears $327 million, and in return received a note from the Allstate ESOP for a like principal amount and 50% of the unallocated shares. The note has a fixed interest rate of 7.9% and matures in 2019. The Corporation expects to make net contributions to the Allstate ESOP annually in the amount necessary to allow the Allstate ESOP to fund interest and principal payments on the note after considering the dividends paid on ESOP shares, which are available for debt service.

The Company's defined contribution to the Allstate Plan was $164 and $111 in 1997 and 1996, respectively.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                            SCHEDULE IV--REINSURANCE
                                ($ IN THOUSANDS)



                                          Gross                         Net
Year Ended December 31, 1997              Amount        Ceded          Amount
----------------------------              ------        -----          ------

Life insurance in force                $11,339,990    $   721,040    $10,618,950
                                       ===========    ===========    ===========

Premiums and contract charges:
    Life and annuities                 $   116,167    $     2,185    $   113,982
    Accident and health                      5,846            864          4,982
                                       -----------    -----------    -----------
                                       $   122,013    $     3,049    $   118,964
                                       ===========    ===========    ===========



                                          Gross                          Net
Year Ended December 31, 1996              Amount         Ceded          Amount
----------------------------              ------         -----          ------

Life insurance in force                $ 9,962,300    $   553,628    $ 9,408,672
                                       ===========    ===========    ===========

Premiums and contract charges:         $   114,296    $     1,398    $   112,898
    Life and annuities                       5,044            834          4,210
    Accident and health                -----------    -----------    -----------
                                       $   119,340    $     2,232    $   117,108
                                       ===========    ===========    ===========




                                          Gross                         Net
Year Ended December 31, 1995              Amount         Ceded         Amount
----------------------------              ------         -----         ------

Life insurance in force                $ 8,513,295    $   398,025    $ 8,115,270
                                       ===========    ===========    ===========

Premiums and contract charges:
    Life and annuities                 $   146,732    $     1,246    $   145,486
    Accident and health                      3,731            901          2,830
                                       -----------    -----------    -----------
                                       $   150,463    $     2,147    $   148,316
                                       ===========    ===========    ===========

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                 SCHEDULE V--VALUATION AND QUALIFYING ACCOUNTS
                                ($ IN THOUSANDS)



                                                  Balance at        Charged to                         Balance at
                                                  Beginning         Costs and                            End of
                                                  of Period          Expenses        Deductions          Period
                                                  ----------        ----------       ----------        ----------
Year Ended December 31, 1997

Allowance for estimated losses
   on mortgage loans                            $        225      $        261      $          -     $        486
                                                ============      ============      ============     ============


Year Ended December 31, 1996

Allowance for estimated losses
   on mortgage loans                            $      1,952      $       (296)     $      1,431     $        225
                                                ============      ============      ============     ============


Year Ended December 31, 1995

Allowance for estimated losses
   on mortgage loans                            $      1,179      $      1,923      $      1,150     $      1,952
                                                ============      ============      ============     ============


                                   APPENDIX A
                             MARKET VALUE ADJUSTMENT

   The Market Value Adjustment is based on the following:

I=   the effective annual Interest Crediting Rate for that Guarantee Period;

N= the number of complete days from the withdrawal to the end of the Guarantee Period; and

J= the current initial or current renewal interest rate credited for a withdrawal from an initial or renewal guarantee period, respectively, on the date the withdrawal request is received for a Guarantee Period of duration N. If a Guarantee Period of duration N is not currently being offered, J will be determined by linear interpolation (weighted average) between the two nearest periods being offered. If N is less than or equal to 365 days, J will be the rate for a Guarantee Period of duration 365.

   For any withdrawal, if J is not available, J will be equal to the most recent Moody's Corporate Bond Yield Average--Monthly Average Corporates (for the applicable duration) as published by Moody's Investor Services, Inc. In the event that the Moody's Corporate Bond Yield Average--Monthly Average Corporates is no longer available, a suitable replacement index, subject to the approval of the New York Insurance Department, would be utilized.

   The Market Value Adjustment factor is determined from the following formula:

   [.9 x (I-J) x (N/365)].

The amount withdrawn less any applicable Preferred Withdrawal Amount will be multiplied by the Market Value Adjustment factor to determine the Market Value Adjustment.

                                  ILLUSTRATION

                       Example of Market Value Adjustment

Purchase Payment:..................................................................... $10,000
Guarantee Period:..................................................................... 5 years
Interest Rate:........................................................................   4.50%
Full Surrender:........................................................ End of Contract Year 3
   NOTE: This illustration assumes that premium taxes were not applicable.

   EXAMPLE 1: (Assumes declining interest rates)

   Step 1: Calculate Account Value at End of Contract Year 3.

                       = 10,000.00 x (1.045)3 = $11,411.66

Step 2: Calculate The Amount Withdrawn in Excess of the Preferred Withdrawal Amount.

Amount Withdrawn: 11,411.66
Preferred Withdrawal Amount: .10 x 10,000.00 = 1,000.00
Amount Withdrawn in Excess of the Preferred Withdrawal Amount:
                                            = 11,411.66 - 1,000.00 = $10,411.66

Step 3: Calculate the Withdrawal Charge.

 .0225 (represents 1/2 of interest crediting rate of .045) x 10,411.66 = $234.26

Step 4: Calculate the Market Value Adjustment.

I    =   4.50%

J   = 4.20%

N  =  730 days

Market Value Adjustment Factor: .9 x (I - J) X (N/365)

                    = .9 x (.045 - .042) x (730/365) = .0054

Market Value Adjustment = Factor x Amount in Excess of Preferred Withdrawal Amount.

                          = .0054 x 10,411.66 = $56.22

Step 5: Calculate The Net Surrender Value at End of Contract Year 3.

                                        11,411.66 - 234.26 + 56.22 = $11,233.62

EXAMPLE 2: (Assumes rising interest rates)

Step 1: Calculate Account Value at End of Contract Year 3.

                       = 10,000.00 x (1.045)3 = $11,411.66

Step 2: Calculate The Amount Withdrawn in Excess of the Preferred Withdrawal Amount.

Amount Withdrawn: 11,411.66
Preferred Withdrawal Amount: .10 x 10,000.00 = 1,000.00
Amount Withdrawn in Excess of the Preferred Withdrawal Amount:
                                            = 11,411.66 - 1,000.00 = $10,411.66

Step 3: Calculate the Withdrawal Charge.

                           .0225 x 10,411.66 = $234.26

Step 4: Calculate the Market Value Adjustment.

I    =   4.50%

J    =   4.80%

N  =  730 days

Market Value Adjustment Factor: .9 x (I - J) x (N/365)

                    = .9 x (.045 - .048) x (730/365) = -.0054

Market Value Adjustment = Factor x Amount in Excess of Preferred Withdrawal Amount.

                         = -.0054 x 10,411.66 = -$56.22

Step 5: Calculate The Net Surrender Value at End of Contract Year 3.

                                        11,411.66 - 234.26 - 56.22 = $11,121.18